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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Horizon Global Corporation
(Name of Registrant as Specified in its Charter)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To be held June 19, 2020

To the Stockholders of Horizon Global Corporation:
Due to the emerging public health impact of the coronavirus pandemic (“COVID-19”) and to support the health and well-being of our stockholders, employees and their families, the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Horizon Global Corporation (the “Company,” “Horizon,” “Horizon Global,” “us,” “our” or “we”) will be a completely “virtual meeting” and held on Friday, June 19, 2020 at 2:00 p.m., Eastern Time. You will be able to participate in the Annual Meeting and vote and submit appropriate questions during the Annual Meeting live via webcast by visiting www.virtualshareholdermeeting.com/HZN2020 using your sixteen-digit control number found on your proxy card or your voting instruction form. However, we encourage you to vote prior to the Annual Meeting. The Annual Meeting will be held for the purpose of considering and voting upon:

1.	The election of eight directors to serve until the Annual Meeting of Stockholders in 2021;

2.	The approval of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan;

3.	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	The transaction of such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on May 7, 2020 as the record date (“Record Date”) for determining the stockholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Jay Goldbaum
Jay Goldbaum General Counsel, Chief Compliance Officer, and Corporate Secretary
Plymouth, Michigan
This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about May 18, 2020.
Even if you intend to participate in the live webcast of the Annual Meeting via the internet, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIA LIVE WEBCAST ON JUNE 19, 2020

The Proxy Statement and 2019 Annual Report of Horizon Global Corporation are available at:
https://investors.horizonglobal.com/2020proxystatement and
https://investors.horizonglobal.com/2019annualreport

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement contains information regarding the Annual Meeting of the Company to be held on Friday, June 19, 2020 live via webcast. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/HZN2020. The webcast will start at 2:00 p.m. Eastern Time. You will require the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while participating in the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its stockholders on or about May 18, 2020. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement, Annual Report, SEC filings or in our corporate governance documents on our website at www.horizonglobal.com. We encourage you to read this Proxy Statement in its entirety before voting.

STOCKHOLDER ACTION Proposal for Your Vote	Board Voting Recommendation
Proposal 1: Election of eight directors to serve until the Annual Meeting of Stockholders in 2021.	FOR each nominee
Proposal 2: Approval of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan.	FOR
Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR

Additional Details on Virtual Meeting Participation
Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting while respecting state and federal mandated regulations and guidelines related to COVID-19. There will be a support line for technical and other assistance, and we will endeavor to address as many appropriate stockholder questions as time allows. Additional information on how you can participate in the virtual Annual Meeting to the fullest extent is set forth in the “Frequently Asked Questions” section of this Proxy Statement.
PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will vote to elect eight directors to hold office for a one-year term expiring at the 2021 Annual Meeting of Stockholders. David A. Roberts, one of our current directors, has elected not to stand for reelection at the Annual Meeting. The Board is deeply appreciative for the strong leadership and valuable contributions provided by Mr. Roberts during his term. As a result, the size of the Board is decreasing from nine to eight directors effective as of the Annual Meeting The Board has recommended each of Terrence G. Gohl, John C. Kennedy, Frederick A. “Fritz” Henderson, Ryan L. Langdon, Brett N. Milgrim, Debra S. Oler, Mark D. Weber and Harry J. Wilson, for election as directors, to serve until the 2021 Annual Meeting of Stockholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD RECOMMENDS A VOTE “FOR” EACH OF TERRENCE G. GOHL, JOHN C. KENNEDY, FREDERICK A. “FRITZ” HENDERSON, RYAN L. LANGDON, BRETT N. MILGRIM, DEBRA S. OLER, MARK D. WEBER AND HARRY J. WILSON, WHO STANDS FOR REELECTION TO SERVE UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS.

Vote Required for Approval
The eight nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the issued and outstanding shares of the Company’s Common Stock that are entitled to vote is represented either in person or by proxy at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.

The Board currently consists of nine members each serving one-year terms. This section provides additional information regarding the directors of the Company.
Directors

Name	Age	Title
Terrence G. Gohl	58	President, Chief Executive Officer and Director
John C. Kennedy	62	Chair of the Board
Frederick A. “Fritz” Henderson	61	Director
Ryan L. Langdon	47	Director
Brett N. Milgrim	51	Director
Debra S. Oler	65	Director
David A. Roberts	72	Director
Mark D. Weber	62	Director
Harry J. Wilson	48	Director

Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each director nominee.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the directors should serve on the Board at this time. The Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has eight independent directors in accordance with the applicable rules of the New York Stock Exchange (“NYSE”), and such directors are also independent of the influence of any particular stockholder or stockholder groups whose interests may diverge from the interests of the stockholders as a whole. Further, each director brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Terrence G. Gohl
Director since 2019
Age 58

Mr. Gohl was appointed to our Board and has served as President and Chief Executive Officer since September 2019. Prior to joining the Company, Mr. Gohl served as Chief Operating Officer of International Automotive Components (“IAC”) Group, a supplier of automotive components and systems, from February 2017 to June 2018. From March 2009 to January 2017, Mr. Gohl served as President and Chief Executive Officer of Key Plastics L.L.C. (“Key Plastics”), a global manufacturer and supplier of injection molded plastic components to automotive OEMs. Prior to joining Key Plastics, from 2004 to March 2009, Mr. Gohl served in various executive management and corporate officer roles with Visteon Corporation, a global automotive leader in cockpit electronics. From 1995 to 2005, Mr. Gohl held executive positions with Tower Automotive, an automotive manufacturer, and Lear Corporation, a global leading supplier of automotive seating and e-systems. Mr. Gohl brings extensive automotive industry leadership to the Horizon Board, with deep expertise in manufacturing, operations and turnaround situations.

John C. Kennedy
Chair of the Board since 2019
Age 62

Mr. Kennedy was appointed to our Board in April 2019, and has served as Chair of the Board since his appointment. Mr. Kennedy is currently president and chief executive officer of Autocam Medical, a privately held contract manufacturer of precision-machined implants and instruments for surgical applications, which he founded in 2005. Mr. Kennedy previously served as the president and chief executive officer of Autocam Corporation, which he founded in 1988 and later sold in 2014. Mr. Kennedy is currently a board member of Lacks Enterprises, Inc., a Michigan-based privately held company providing complex, highly decorated components and systems for the exterior automotive trim market, since 2004; the Van Andel Institute, a Michigan-based nonprofit biomedical research and science education organization, since 2003; Shape Corporation, a full-service, tier-one automotive and industrial component supplier since 2014; and Business Leaders for Michigan, a nonprofit organization for business leaders that is focused on strategy, policy and business initiatives to drive Michigan’s economic growth. Outside of the business world, Mr. Kennedy dedicates a significant amount of time to improving education. Previously, Mr. Kennedy served on Grand Valley State University’s Board of Trustees, as chair from 2016 to 2018 and trustee from 2011 to 2018. Mr. Kennedy is also a founding board member of Grand Rapids University Preparatory Academy, a public education school located in Grand Rapids, Michigan, since 2008. Mr. Kennedy has served on multiple education commissions for the State of Michigan. Currently he is a commissioner on the Governor’s PreK-12 Literacy Commission and he previously served on the State of Michigan’s Third Grade Reading Commission. Mr. Kennedy brings to Horizon Global extensive board and company leadership, business development expertise, and operational and manufacturing experience in the automotive and industrial business segments.

Frederick A. “Fritz” Henderson
Director since 2019
Age 61

Mr. Henderson was appointed to our Board in April 2019 and was named Chair of the Audit Committee at the time of his appointment. Mr. Henderson is currently chair of the board of Adient, PLC, an automotive parts manufacturer focused on automotive seating and interiors, since October 2018, and a director since October 2016. Mr. Henderson also currently serves as chair of the board of Arconic Corporation, a manufacturer of advanced aluminum sheet, plate, extruded and architectural products that primarily advance the ground transportation, aerospace, industrial, packaging, and commercial building markets, since April 1, 2020. Mr. Henderson served as interim chief executive officer of Adient from June 2018 to September 2018. From 2010 until his retirement in December 2017, Mr. Henderson served as chair and chief executive officer of SunCoke Energy, Inc., a producer of coke, a principal raw material in the blast furnace steelmaking process. Mr. Henderson held the same positions at SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners L.P., the publicly traded master limited partnership of which SunCoke Energy, Inc. is a sponsor, from 2013 to 2017. Mr. Henderson served as senior vice president of Sunoco, Inc., a transportation fuel provider with interests in logistics from September 2010, until SunCoke’s initial public offering in 2011. From 1984 to 2009, Mr. Henderson served in various executive management roles at General Motors, LLC, a global automotive company, including president and chief executive officer from April 2009 to December 2009, president and chief operating officer from March 2008 to March 2009, and vice chair and chief financial officer from January 2006 until February 2008.Since 2013, Mr. Henderson has served as a director, and as chair of the audit committee, of Marriott International, Inc., a multinational diversified hospitality company that manages and franchises a broad portfolio of hotels and related lodging facilities. From 2011 to 2014, Mr. Henderson served as a director and chair of the audit committee of Compuware Corporation, an IT software company. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation, a not-for-profit grantmaking institution that supports research and education in science, technology, engineering, mathematics and economics, since 2008. Mr. Henderson brings extensive corporate senior leadership and board leadership experience to the Horizon Board, as well as operational experience and broad financial expertise related to financial reporting, accounting and compliance for public companies.

Ryan L. Langdon
Director since 2019
Age 47

Mr. Langdon was appointed to our Board in April 2019. Mr. Langdon is currently senior managing director and co-founder of Newport Global Advisors, an alternative investment firm specializing in turnaround and special situation investments, since 2005. Prior to the formation of Newport Global Advisors, Mr. Langdon served in the High Yield Group of AIG Global Investment Group, a business that provides investment advice and markets its asset management products and services, from 2002 to 2005, ultimately reaching the level of managing director responsible for its distressed credit portfolio. Mr. Langdon currently serves on the board of various privately held businesses spanning multiple sectors, including automotive supply, building products, industrial and consumer gases and cylinders, and internet retail. Mr. Langdon has previously served on a variety of privately held company boards relating to firm investments. Mr. Langdon brings extensive financial management, business leadership and financial turnaround expertise.

Brett N. Milgrim
Director since 2019
Age 51

Mr. Milgrim was appointed to our Board in April 2019. Mr. Milgrim is currently co-chair of the board of directors of Loar Group, Inc., a privately held aerospace components manufacturer, since 2017. Mr. Milgrim also serves as a director of Builders FirstSource, Inc., a manufacturer of building materials and components for homebuilders and contractors, since 1999, and PGT Innovations, Inc., a manufacturer and supplier of residential impact-resistant windows and doors, since his appointment in 2003. From 1997 until his retirement in 2011, Mr. Milgrim served as managing director of JLL Partners, Inc., a private equity firm focused on leveraged buyout transactions and leveraged recapitalizations of mid-market companies. Mr. Milgrim was previously an associate at Donaldson, Lufkin & Jenrette Securities Corporation, a New York-based firm providing investment banking and security brokerage services. Mr. Milgrim brings extensive management and board experience in the industrial manufacturing industry as well as financial and business analytical experience.

Debra S. Oler
Director since 2020
Age 65

Ms. Oler was appointed to our Board in March 2020. Ms. Oler served as senior vice president/president, North American sales and service for W.W. Grainger, Inc. (“Grainger”), a leading global supplier of maintenance, repair and operating supplies for businesses and institutions, from September 2014 through her retirement on December 31, 2019. Ms. Oler previously held roles of increasing responsibility with Grainger, including vice president sales from 2004 to 2009, and vice president/general manager from 2009 to September 2014. Prior to joining Grainger, Ms. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc., a broadline foodservice distributor, distributing dairy products, seafood and Italian product lines, from 1996 to 2002, and with Kraft Foods, a multinational confectionery, food and beverage manufacturing and processing conglomerate, from 1986 to 1996. Ms. Oler currently serves on the board of directors of Pool Corporation, a position she has held since October 30, 2018. Ms. Oler brings deep sales experience to the Horizon Board.

Mark D. Weber
Director since 2019
Age 62

Mr. Weber was appointed to our Board in April 2019, and was appointed Chair of Horizon Global’s Governance Committee on November 13, 2019. Mr. Weber is currently senior vice president and chief operating officer of Federal Signal Corporation (“Federal Signal”), a global manufacturer of environmental cleaning equipment, emergency signaling systems and industrial warning equipment, since his appointment in January 2018. Mr. Weber previously served as president and chief executive officer of Supreme Industries, Inc. (“Supreme”), a leading manufacturer of final mile dry freight and refrigerated work trucks from May 2013 to September 2017, when Supreme was sold to Wabash National Corporation. From 1996 to 2013, Mr. Weber held various leadership positions with Federal Signal including vice president, Sweeper Products, and president, Environmental Solutions Group. Prior to 1996, Mr. Weber served as director, Advanced Midrange Manufacturing for Cummins, a U.S.-based global company in the design, manufacture and distribution of engines, filtration and power generation products. Mr. Weber brings extensive senior management experience leading companies in the industrial and manufacturing sectors, business turnaround leadership as well as deep operational expertise to the Horizon Board.

Harry J. Wilson
Director since 2019
Age 48

Mr. Wilson was appointed to our Board in April 2019. Mr. Wilson is currently the founder and chief executive officer of MAEVA Group, LLC, a turnaround and restructuring firm, which he founded in January 2011. Previously, Mr. Wilson served as a senior advisor on the President’s Automotive Task Force from March 2009 to August 2009, and as a partner at Silver Point Capital, a credit-oriented investment fund, where he joined as a senior analyst in May 2003 and served until August 2008. From 1999 to 2003, Mr. Wilson worked in the private equity group at The Blackstone Group, a private equity firm. Mr. Wilson also held positions with Clayton, Dubilier & Rice, a private equity firm, from 1995 to 1997, and Goldman Sachs & Co. from 1993 to 1995. Mr. Wilson currently serves on a number of nonprofit boards and has served as co-chair of MAEVA Social Capital, Inc., a venture philanthropy organization focused on early childhood development, since 2017. Mr. Wilson previously served as a director of Sotheby’s, one of the world’s leading auction houses, from May 2014 until October 2019, and as a director of Visteon, an automotive supplier focused on automotive electronics, from January 2011 through the expiration of his term on June 3, 2020. From 2012 through 2013, Mr. Wilson previously served on the board of Yahoo! Inc., one of the world’s leading Internet media companies, and, from 2011 through 2014, Mr. Wilson served on the board of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, as well as a number of private company boards earlier in his career. Mr. Wilson brings a great deal of turnaround and automotive industry experience to the Horizon Board, as well as broad management, board, and financial and analytical expertise.

Board Leadership Structure and Management
On March 15, 2019, we entered into a Second Lien Term Facility Credit Agreement (the “Second Lien Term Facility Agreement”) with Cortland Capital Markets Services LLC, as administrative agent and collateral agent, Corre Partners Management, L.L.C. (“Corre”), as representative of the lenders, and the lenders party thereto (the “Second Lien Lenders”). The Second Lien Lenders include Corre Opportunities Qualified Master Fund, LP (“Corre Master Fund”), Corre Horizon Fund, LP and Corre Opportunities II Master Fund, LP (collectively, the Corre Lenders”). In connection therewith, on April 3, 2019, the size of the Board increased from seven to nine directors, and in April 2019, Messrs. Henderson, Kennedy, Langdon, Milgrim, Weber and Wilson were appointed to fill the newly created directorships and vacancies created from the director resignations of Richard L. DeVore, Scott G. Kunselman, Richard D. Siebert and Maximiliane C. Straub on April 2, 2019. Mr. Kennedy was appointed Chair of the Board on April 3, 2019. The Chair oversees the planning of the annual Board calendar and, in consultation with the other directors, will schedule and set the agenda for meetings of the Board and lead the discussions at such meetings. In addition, the Chair provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board’s liaison to the rest of management. In this capacity, the Chair is actively engaged in significant matters affecting us. The Chair also leads our annual meetings of stockholders and performs such other functions and responsibilities as requested by the Board from time to time.

As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee of the Board (the “Audit Committee”) considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee of the Board (the “Compensation Committee”) and the Governance Committee considers risk issues associated with the substantive matters addressed by each such committee.
During 2019, the Board held fourteen (14) meetings, the Audit Committee held seven (7) meetings, the Compensation Committee held five (5) meetings, and the Governance Committee held two (2) meetings.

The following table sets forth the current committee member information for the three standing committees of the Board:

THE BOARD AND COMMITTEES - MEMBERSHIPS & MEETINGS
	BOARD	AUDIT	COMPENSATION	GOVERNANCE
Terrence G. Gohl(1)	Director
John C. Kennedy(2)	Chair	✓		✓
Frederick A. “Fritz” Henderson(3)	Director	Chair
Ryan L. Langdon(3)	Director	✓
Brett N. Milgrim(3)	Director	✓
Debra S. Oler(4)	Director		✓	✓
David A. Roberts(5)	Director		Chair
Mark D. Weber(6)	Director		✓	Chair
Harry J. Wilson(3)	Director		✓	✓
______________________________________

(1)	Appointment effective September 23, 2019.

(2)	Appointed to the Board and Governance Committee April 3, 2019. Member of the Audit Committee since March 3, 2020.

(3)	Appointed to the Board April 3, 2019 and Committee appointments effective April 16, 2019.

(4)	Appointments effective March 3, 2020.

(5)	Chair of the Compensation Committee from April 16, 2019 through the expiration of his term on June 19, 2020.

(6)	Appointed to the Board April 3, 2019 and Committee appointments effective April 16, 2019. Chair of the Governance Committee since November 13, 2019.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Ms. Oler and Messrs. Henderson, Kennedy, Langdon, Milgrim, Roberts, Weber and Wilson are (and Messrs. DeVore, Kunselman and Siebert and Mses. Denise Ilitch and Straub, who served as directors during 2019, were) “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines (the “Governance Guidelines”). To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Governance Guidelines.
During 2019, all of the then-current directors attended at least 75%, in the aggregate, of the meetings of the Board and all committees of the Board on which they served. All directors are expected to attend all meetings, as well as the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions, as chaired by the Board Chair, generally occur around regularly scheduled meetings of the Board. For more information regarding the Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”

Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee is responsible for (1) selecting our independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and our internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board from time to time, and (12) reporting regularly to the full Board. The Audit Committee’s charter reflects such responsibilities and is available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Each of the directors on the Audit Committee is financially literate. The Board has determined that Mr. Henderson qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NYSE listing standards and that each is “independent” from management in accordance with NYSE listing standards and the Company’s Governance Guidelines.
Compensation Committee. In general, the Compensation Committee is generally responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus incentive awards for the Chief Executive Officer and other executive officers, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board from time to time. All of the members of our Compensation Committee are expected to be independent under the rules of NYSE and Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s duties include, among other things, (1) reviewing and approving our overall executive and director compensation philosophy and the executive and director compensation programs to support our overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance Committee) with respect to our officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies. For more information, including the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation.”
The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. Under the charter, the Compensation Committee may delegate any of its responsibilities, subject to applicable law, to subcommittees or other committees appointed by the Board. Under the Company’s effective equity plan, the Compensation Committee may delegate its authority thereunder, subject to applicable law, to subcommittees, may delegate administrative duties and powers to Compensation Committee members, Company officers or Company agents or advisors, and may delegate on a limited basis the ability to grant plan awards to certain employees to one or more officers of the Company. The Board has determined that each of the members of the Compensation Committee is “independent” from management in accordance with NYSE listing standards (including those standards particular to Compensation Committee membership) and the Company’s Governance Guidelines.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for identifying and nominating individuals qualified to serve as board members and recommending directors for each board committee. The Board has determined that all of the members of the Governance Committee are independent under the rules of NYSE. Generally, the Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

The Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance Committee will evaluate nominees recommended by stockholders against the same criteria as other director nominees. See “How and when may I submit a stockholder proposal or director nomination for the 2021 Annual Meeting of Stockholders?” for more information.
Ms. Oler was identified as a potential director by the Governance Committee through a third-party search firm.
The Governance Committee’s charter reflects such responsibilities and is available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Compensation Committee Interlocks and Insider Participation. During the majority of 2019, our Compensation Committee consisted of Messrs. Roberts, Kennedy, Weber and Wilson. Mr. Roberts was appointed Chair of the Compensation Committee on April 16, 2019 and will continue to serve in that role until the expiration of his term at the Annual Meeting. Messrs. Kennedy, Weber and Wilson were appointed as members of the Compensation Committee on April 16, 2019. Messrs. Kunselman, DeVore, and Siebert, and Mses. Ilitch and Straub served as members of the Compensation Committee until April 2, 2019, with Mr. Kunselman serving as Chair of the Compensation Committee until April 2, 2019. None of the individuals serving on our Compensation Committee during 2019 is or has ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as one of our directors or on our Compensation Committee. Given Mr. Kennedy’s interest in the Second Lien Term Facility, he did not participate in the approval of equity awards granted in 2019 to our officers and directors for purposes of Rule 16b-3 of the Exchange Act.
Retirement Age; Term Limits. The Governance Guidelines provide that a director is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance Committee. The Board has not established term limits for the directors. The Governance Guidelines are available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The 2019 director compensation program is described below.
Annual Cash Retainer and Meeting Fees. Prior to April 16, 2019, each independent director’s compensation package included an annual cash retainer of $80,000 (the “Annual Cash Retainer”). The chair of the Board and the chairs of each of the Audit, Compensation and Governance Committees were paid an additional annual cash retainer in the amounts of $50,000, $15,000, $10,000 and $5,000, respectively (each, an “Annual Chair Retainer”). The Annual Cash Retainer and Annual Chair Retainer described above were prorated to reflect any partial year of service. Additionally, prior to April 16, 2019, each director was paid $1,000 per Board or committee meeting attended (the “Per Meeting Fees”).
Effective April 16, 2019, the Board eliminated the Annual Cash Retainer and the Per Meeting Fees. The chair of the Board and the chairs of each of the Audit, Compensation and Governance Committees continued to be paid, quarterly in arrears, an Annual Chair Retainer in the amounts of $50,000, $15,000, $10,000 and $5,000, respectively, in cash. Effective March 30, 2020, each Annual Chair Retainer was temporarily reduced by 20% during such period as executive officer salaries are reduced by the same percentage. Directors who are also employees of the Company are not paid any additional cash compensation for serving as directors.
Equity Compensation. Prior to April 16, 2019, each independent director’s compensation package included an annual grant of restricted stock units with a grant date fair market value of $80,000, with each grant generally subject to such director’s continued service on the Board, and a vesting period of one year.
Effective April 16, 2019, simultaneously with the elimination of the Annual Cash Retainer and the Per Meeting Fees, the Board approved an increase to each director’s annual grant of restricted stock units. Each independent director received an annual grant of restricted stock units with a grant date fair market value of $160,000, with each grant generally subject to such director’s continued service on the Board, and a vesting period of one year. In addition, on September 10, 2019, Mr. Kennedy, the Chair of the Board, received an additional grant of restricted stock units in recognition of his extraordinary efforts as the Chair of the Board, including in connection with the sale of the Company’s Asia Pacific (“APAC”) operating segment. These additional restricted stock units have a grant date fair market value of $125,000, and are generally subject to Mr. Kennedy’s continued service on the Board, and a vesting period of one year. Directors who are also employees of the Company do not receive any additional equity compensation for serving as directors.
Effective May 13, 2020, the Board modified the non-employee director compensation program by (1) reinstating the $80,000 Annual Cash Retainer (temporarily reduced by 20% during such period as executive officer salaries are reduced by the same percentage), and (2) decreasing the target annual restricted stock unit grant value to $80,000.  These changes were made in recognition of the share limitations under the proposed Horizon Global Corporation 2020 Equity and Incentive Compensation Plan, as well as the ongoing uncertainty surrounding the COVID-19 pandemic and the related salary reductions experienced by our executive officers and employees in our Americas region (as further described below under “Executive Compensation”).
Director Stock Ownership. Under the stock ownership guidelines in effect prior to April 16, 2019 (the “Prior Ownership Guidelines”), independent directors were required to own, within five years after initial election to the Board as an independent director, shares of Common Stock having a value equal to or greater than three times their Annual Cash Retainer (excluding Annual Chair Retainers). Unrestricted stock, time-based restricted stock, time-based restricted stock units and vested in-the-money options are (or would be) counted toward fulfillment of this ownership requirement. New independent directors had five years from the time they were elected to the Board to meet the Prior Ownership Guidelines.
Effective April 16, 2019, the Board approved amendments to the stock ownership guidelines for our independent directors (the “Amended Ownership Guidelines”). Subject to terms contained in the Amended Ownership Guidelines, independent directors are required to hold shares of Common Stock having a value greater than or equal to $250,000 within five years after election to the Board as an independent director. If an independent director does not meet the Amended Ownership Guidelines, the Compensation Committee may consider such fact when determining the grant of future equity awards to such director.
All independent directors are within the five-year window to meet the Amended Ownership Guidelines.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for reasonable travel expenses incurred when attending Board and committee meetings. The Company does not provide any perquisites to directors. In 2018, the Board approved a Non-Employee Director Deferred Compensation Plan, pursuant to which independent directors may defer cash or equity compensation (the “Deferred Compensation Plan”). No independent directors participated in the Deferred Compensation Plan during 2019.
2019 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Richard L. DeVore(4)	$31,750	$—	$31,750
Frederick A. Henderson	$11,250	$160,000	$171,250
Denise Ilitch(4)	$42,750	$160,000	$202,750
John C. Kennedy	$37,500	$285,002	$322,502
Scott G. Kunselman(4)	$32,500	$—	$32,500
Ryan L. Langdon(5)	$—	$160,000	$160,000
Brett N. Milgrim	$—	$160,000	$160,000
David A. Roberts(3)	$29,000	$160,000	$189,000
Richard D. Siebert(4)	$31,250	$—	$31,250
Maximiliane C. Straub(4)	$29,000	$—	$29,000
Mark D. Weber	$1,250	$160,000	$161,250
Harry J. Wilson	$—	$160,000	$160,000
_______________________________________

(1)	Messrs. Henderson, Kennedy, Langdon, Milgrim, Weber, and Wilson were appointed April 3, 2019, and Messrs. DeVore, Kunselman and Siebert and Ms. Straub resigned April 2, 2019.

(2)
The amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the restricted stock unit awards made to our non-employee directors during 2019. Messrs. Henderson, Kennedy, Langdon, Milgrim, Roberts, Weber, and Wilson and Ms. Ilitch each received 44,199 restricted stock units effective on May 15, 2019. Mr. Kennedy received an additional 27,840 restricted stock units effective September 10, 2019. These awards were granted under the Company’s Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Amended 2015 Plan”).

(3)	Mr. Roberts will not stand for reelection at the Annual Meeting.

(4)
Messrs. DeVore, Kunselman and Siebert and Ms. Straub resigned April 2, 2019, and each had the vesting of their outstanding 14,035 restricted stock units accelerated to such date. Ms. Ilitch resigned from the Board effective July 22, 2019, resulting in the cancellation of 44,199 unvested restricted stock units.

(5)	Mr. Langdon assigned his restricted stock units to Newport Global Advisors LP.
As of December 31, 2019, there were 44,199 restricted stock units outstanding for each of Messrs. Henderson, Langdon, Milgrim, Roberts, Weber and Wilson, and 72,039 restricted stock units outstanding for Mr. Kennedy. There were no outstanding restricted stock units for any of the remaining non-employee directors.
Corporate Governance
The Board has adopted Governance Guidelines. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
The Spirit and The Letter. Effective as of July 1, 2015, the Board adopted the Company’s code of conduct, titled “The Spirit and The Letter,” which applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Spirit and The Letter is posted on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance. All amendments to The Spirit and The Letter, if any, will be also posted on the Company’s website, along with all waivers, if any, of The Spirit and The Letter involving senior officers.
A copy of the Company’s committee charters, Governance Guidelines and The Spirit and The Letter will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170.
Communicating with the Board
Any stockholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors or committee members, may write to: Horizon Global Corporation, Attention: Board of Directors, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170.
Depending on the subject matter of the communication, management will:

▪	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Board Chair);

▪
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

▪	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, stockholders, employees and other interested persons may also call the Company’s applicable toll free, hotline number (for US callers: (844) 472-2428) published at https://investors.horizonglobal.com/compliance. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the hotline are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

PROPOSAL 2 — APPROVAL OF THE HORIZON GLOBAL CORPORATION 2020 EQUITY AND INCENTIVE COMPENSATION PLAN

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE HORIZON GLOBAL CORPORATION 2020 EQUITY AND INCENTIVE COMPENSATION PLAN.

Overview
We are asking stockholders to approve the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). Our Board of Directors is recommending that the Company’s stockholders vote in favor of the 2020 Plan, which will succeed the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan (including as amended or amended and restated, the “Predecessor Plan”). The Predecessor Plan has shares remaining available for new awards as of the date of this proxy statement, but if the 2020 Plan is approved by our stockholders, no further grants will be made under the Predecessor Plan. However, outstanding awards under the Predecessor Plan will generally continue in effect in accordance with their terms.
The 2020 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants or other service providers to the Company and its subsidiaries, and non-employee directors of the Company.
Stockholder approval of the 2020 Plan would constitute approval of 3,800,752 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), plus shares of Common Stock remaining available under the Predecessor Plan as of the effective date of the 2020 Plan, as described below, with such amount subject to adjustment, including under the 2020 Plan share counting rules. If the 2020 Plan is approved by stockholders, it will be effective as of the day of the Annual Meeting. If the 2020 Plan is not approved by our stockholders, no awards will be made under the 2020 Plan, and the Predecessor Plan will remain in effect.
The actual text of the 2020 Plan is attached to this proxy statement as Appendix A. The following description of the 2020 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Why We Believe You Should Vote for Proposal 2
The 2020 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Stock, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
Company Strategy
Approval of the 2020 Plan is critical to the implementation of our multi-year business strategy, as the Company’s continued ability to grant equity-based incentives:

•	helps motivate exceptional employee behavior that can drive achievement of new strategic priorities and increased stockholder return that are critical to the success of our multi-year strategy;

•	aligns employee and stockholder interests in the creation of stockholder value;

•	drives employees to achieve long-term financial and operational goals;

•	promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria; and

•	fosters a pay-for-performance culture that is an important element of our overall compensation philosophy.
The 2020 Plan is intended to replenish our equity reserves following significant refreshment of the Company’s leadership team. Stockholder interests in the future of the Company could be seriously jeopardized if the Company were unable to use equity grants as of part of its employee and director compensation programs. If the 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

Horizon Global Leadership
As noted in the Executive Compensation section, Horizon Global continued to experience leadership transition in 2019. With the new appointment of five key leadership positions, Horizon Global emphasizes variable and performance-based incentive compensation for our senior executives, which is consistent with competitive market practices in our industry and essential in the Company’s ability to attract, retain and motivate executive talent needed to lead us through this period of business transformation. Because we utilize responsible share counting principles in administering our equity compensation program, we count the maximum possible payout of performance-based awards against our share reserves until the awards are earned (even though the ultimate payout may be less, or even zero). As a result, our available share pool is significantly impacted by the number of shares reserved for performance-based awards.
In a time of global crisis and significant market uncertainty, in order to have an appropriate supply of shares available for future equity awards to attract, retain, and motivate the team responsible for achieving our new strategic business priority, the Board recommends that our stockholders approve the 2020 Plan.
Share Usage Information
On May 8, 2018, the date our stockholders approved the most recent amendment and restatement of the Predecessor Plan, the closing price of the Common Stock on the NYSE was $5.69 per share.  However, on the grant valuation dates for our 2019 and 2020 regular annual equity awards under the Predecessor Plan, the closing price of the Common Stock on the NYSE was substantially lower:  $3.00 per share on March 4, 2019 and $3.22 per share on March 3, 2020.  As a result, in order to provide the level of value under our long-term incentive program that we believed was necessary to retain key employees, the number of shares subject to our 2019 and 2020 equity awards was significantly higher than we had anticipated at the time the most recent amendment and restatement of the Predecessor Plan was approved.
As of May 1, 2020, only 274,248 shares of Common Stock remained available for issuance under the Predecessor Plan.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plan and the potential dilution associated with the 2020 Plan. This information is as of May 1, 2020. As of that date, there were approximately 25,472,634 shares of Common Stock outstanding:

•
Outstanding full-value awards (time-based RSUs and performance-based RSUs based on maximum performance): 3,372,603 shares (approximately 13.2% of our outstanding shares of Common Stock, reflecting the simple dilution of the holders of Common Stock);

•
Outstanding stock options: 18,961 shares (less than 0.1% of our outstanding shares of Common Stock, reflecting the simple dilution of the holders of Common Stock) (outstanding stock options have a weighted average exercise price of $10.43 and a weighted average remaining term of 5.7 years);

•
In summary, total shares of Common Stock subject to outstanding awards, as described above (full-value awards and stock options): 3,391,564 shares (approximately 13.3% of our outstanding shares of Common Stock, reflecting the simple dilution of the holders of Common Stock);

•
Total shares of Common Stock available for future awards under the Predecessor Plan: 274,248 shares (approximately 1.1% of our outstanding shares of of Common Stock, reflecting the simple dilution of the holders Common Stock) (however, as noted above, no further grants will be made under the Predecessor Plan upon the effective date of the 2020 Plan, so we view the remaining shares under the Predecessor Plan as “rolling into” the new 2020 Plan based on the design of the new 2020 Plan);

•
The total number of shares of Common Stock subject to outstanding awards (3,391,564 shares), plus the total number of shares of Common Stock available for future awards under the Predecessor Plan (274,248 shares), represents a current overhang percentage of approximately 14.4% (in other words, the potential dilution of the holders of Common Stock represented by the Predecessor Plan);

•
Proposed additional shares of Common Stock available for awards under the 2020 Plan: 3,800,752 shares (approximately 15.0% of our outstanding shares of Common Stock - this percentage reflects the simple dilution of the holders of Common Stock that would occur if the 2020 Plan is approved); and

•
The total shares of Common Stock subject to outstanding awards as of May 1, 2020 (3,391,564 shares), plus the proposed shares of Common Stock available for future awards under the 2020 Plan (the 274,248 shares of Common Stock that remain available under the Predecessor Plan, plus 3,800,752 additional shares), represent an approximate total overhang of 7,466,564 shares (approximately 22.7%) under the 2020 Plan (this percentage reflects the total fully diluted overhang).

Based on the closing price on the NYSE for our Common Stock on May 1, 2020 of $1.85 per share, the aggregate market value as of May 1, 2020 of the additional 3,800,752 shares of Common Stock requested under the 2020 Plan was $7,031,391.

The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:

	2019	2018	2017	3-Year Average
Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	1,092,939	332,960	112,558
Stock-Settled Performance-Based Shares/Units Earned*	0	0	0
Weighted-Average Basic Common Shares Outstanding	25,297,576	25,053,013	24,781,349
Share Usage Rate	4.3%	1.3%	0.5%	2.0%

*With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 857,357 shares in 2019, 145,003 shares in 2018 and 72,865 shares in 2017.

Our burn rates in 2019 and 2018 were each higher than our burn rate in 2017 due, in large part, to the changes in our leadership structure and management team in connection with our business transformation.

In determining the number of shares to request for approval under the 2020 Plan, our management team worked with the Compensation Committee and Frederic W. Cook & Co., Inc. to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2020 Plan.

If the 2020 Plan is approved, we intend to utilize the shares authorized under the 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2020 Plan will last through 2021, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2020 Plan to determine the number and amount of awards to be granted under the 2020 Plan, subject to the terms of the 2020 Plan, and future benefits that may be received by participants under the 2020 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

2020 Plan Highlights
Below are certain highlights of the 2020 Plan. These features of the 2020 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2020 Plan and stockholders’ interests, consistent with sound corporate governance practices:
Reasonable 2020 Plan Limits. Generally, awards under the 2020 Plan are limited to 3,800,752 shares of Common Stock, plus the total number of shares of Common Stock remaining available for awards under the Predecessor Plan as of the effective date of the 2020 Plan, plus the shares of Common Stock that are subject to awards granted under the 2020 Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan pursuant to the share counting rules of the 2020 Plan. This design means that we are essentially “rolling into” the new 2020 Plan the shares that we have remaining under the Predecessor Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.
Non-Employee Director Compensation Limit. The 2020 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000. The independent members of the Board may make exceptions to this limit up to an additional $200,000 for a non-

executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Other Limits. The 2020 Plan also provides that, subject as applicable to adjustment and the applicable Common Stock counting provisions as described in the 2020 Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 3,800,752 shares of Common Stock.
Share Recycling Provisions. Subject to certain exceptions described in the 2020 Plan, if any award granted under the 2020 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2020 Plan. Additionally, if after the effective date of the 2020 Plan, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2020 Plan. Notwithstanding anything else in the 2020 Plan, the following share recycling rules apply under the 2020 Plan:

•
Shares of Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2020 Plan or the Predecessor Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan;

•
Shares of Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards (other than as described in the next bullet) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan;

•
Shares of Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards other than stock options or SARs granted under the 2020 Plan or the Predecessor Plan will be added back to the aggregate number of shares of Common Stock available under the 2020 Plan (provided that such recycling of Common Stock for tax withholding purposes will be limited to 10 years from the date of stockholder approval of the 2020 Plan if such recycling involves Common Stock that has actually been issued by the Company);

•
Shares of Common Stock subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan;

•
Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan; and

•
If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2020 Plan.

Minimum Vesting Requirement. Awards granted under the 2020 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date, except that the following awards will not be subject to such minimum vesting requirement: (1) awards granted in connection with certain awards that are assumed, converted or substituted in connection with a corporate acquisition or merger transaction as described in the 2020 Plan; (2) shares of Common Stock delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders; and (4) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2020 Plan (subject to adjustment as described in the 2020 Plan). This minimum vesting requirement does not preclude the Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the 2020 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control, or exercising its discretionary vesting authority (as described in the 2020 Plan) at any time following the grant of an award.
No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the 2020 Plan.
Change in Control Definition. The 2020 Plan includes a non-liberal definition of “change in control,” which is described below.
Exercise or Base Price Limitation. The 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

Dividends and Dividend Equivalents. The 2020 Plan provides that dividends and dividend equivalents on 2020 Plan awards will be deferred until, and paid contingent upon, the vesting or earning of such awards. The 2020 Plan does not allow for dividends or dividend equivalents on stock options or SARs.
Clawback Provisions. The 2020 Plan provides that awards under the 2020 Plan may be made subject to a clawback policy of the Company or otherwise provide for recoupment by the Company in the event that a grantee engages in detrimental activity, as provided in the documents governing the awards or the applicable clawback policy.

Summary of Other Material Terms of the 2020 Plan
Administration. The 2020 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2020 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board of Directors, as applicable. The Board may also grant awards under the 2020 Plan to non-employee directors and administer the 2020 Plan with respect to those awards.
The Committee may from time to time delegate all or any part of its authority under the 2020 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2020 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2020 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2020 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2020 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act of 1934. The Committee is authorized to take appropriate action under the 2020 Plan subject to the express limitations contained in the 2020 Plan.
Eligibility. Any person who is selected by the Committee to receive benefits under the 2020 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2020 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2020 Plan. As of May 1, 2020, the Company had approximately 3,600 employees, and eight non-employee directors. Although the 2020 Plan permits grants to consultants, the Company does not currently have any consultants that it expects to be eligible to participate in the 2020 Plan. The basis for participation in the 2020 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.
Shares Available for Awards under the 2020 Plan. Subject to adjustment as described in the 2020 Plan and the 2020 Plan share counting rules, the number of shares of Common Stock available under the 2020 Plan for awards of:

•	stock options or SARs;

•	restricted shares;

•	RSUs;

•	performance shares or performance units;

•	other share-based awards under the 2020 Plan; or

•	dividend equivalents paid with respect to awards under the 2020 Plan;
will not exceed, in the aggregate, 3,800,752 shares of Common Stock, plus the total number of shares of Common Stock remaining available for awards under the Predecessor Plan as of the effective date of the 2020 Plan, plus the shares of Common Stock that are subject to awards granted under the 2020 Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2020 Plan pursuant to the share counting rules of the 2020 Plan. This design means that we are essentially “rolling into” the new 2020 Plan the shares that we have remaining under the Predecessor Plan.
Share Counting. Generally, the aggregate number of shares of Common Stock available under the 2020 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2020 Plan. Additionally, if after the effective date of the 2020 Plan, any shares of Common Stock subject to an award granted under the 2020 Plan or the Predecessor Plan are forfeited, or an award granted under the 2020 Plan or the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2020 Plan.
Types of Awards Under the 2020 Plan. Pursuant to the 2020 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs,

restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Stock.
Generally, each grant of an award under the 2020 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2020 Plan. A brief description of the types of awards which may be granted under the 2020 Plan is set forth below.
Stock Options. A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2020 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2020 Plan may not provide for dividends or dividend equivalents.
SARs. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2020 Plan may not provide for dividends or dividend equivalents.
Restricted Shares. Restricted shares constitute an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.
Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares. Any such dividends or other distributions on restricted shares will be deferred until, and paid contingent upon, the vesting of such restricted shares.
RSUs. RSUs awarded under the 2020 Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination or employment of service of a participant or in the event of a change in control.
During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on Common Stock underlying the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2020 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award.
The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that has been earned.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
Other Awards. Subject to applicable law and applicable share limits under the 2020 Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of the specified subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Shares of Common Stock delivered under such an award in the nature of a purchase right granted under the 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2020 Plan. The Committee may also authorize the grant of Common Stock as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional shares of Common Stock, based upon the earning and vesting of such awards. Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Change in Control. The 2020 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) a person, entity or group becomes the beneficial owner of 35% or more of our then-outstanding Common Stock or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions; (2) individuals who, as of the effective date of the 2020 Plan, constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2020 Plan (subject to certain exceptions); (3) there is a consummation of a reorganization, merger, statutory share exchange, consolidation or other similar transaction involving the Company or its subsidiaries, a sale of substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries, resulting in a substantial change in the Company’s ownership or leadership, as further described in the 2020 Plan; or (4) the Company’s stockholders approve its complete liquidation or dissolution.
Management Objectives. The 2020 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2020 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards. The management objectives applicable to an award under the 2020 Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of the following metrics or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

•
Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by weight or volume);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the 2020 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2020 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2020 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the 2020 Plan will be subject to further restrictions on transfer, including minimum holding periods.
Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the 2020 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and

SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares of Common Stock available under the 2020 Plan and the share limits of the 2020 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The 2020 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.
Detrimental Activity and Recapture. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2020 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2020 Plan (including sub-plans) (to be considered part of the 2020 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2020 Plan as then in effect unless the 2020 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.
Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2020 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the 2020 Plan exceed the minimum amount required to be withheld, unless an additional amount can be withheld and not result in adverse accounting consequences, and such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment. The 2020 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the 2020 Plan. The 2020 Plan will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the Predecessor Plan on or after the date on which our stockholders approve the 2020 Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following such date.
Amendment and Termination of the 2020 Plan. The Board of Directors generally may amend the 2020 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2020 Plan) (1) would materially increase the benefits accruing to participants under the 2020 Plan, (2) would materially increase the number of securities which may be issued under the 2020 Plan, (3) would materially modify the requirements for participation in the 2020 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE, or, if the shares of Common Stock are not traded on the NYSE, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2020 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2020 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2020 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2020 Plan or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the 2020 Plan at any time. Termination of the 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2020 Plan on or after the tenth anniversary of the effective date of the 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2020 Plan.
Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the 2020 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2020 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2020 Plan, under circumstances further described in the 2020 Plan, but will not count against the aggregate share limit or other 2020 Plan limits described above.

New Plan Benefits
The Committee has determined to grant annual RSU awards for 2020 to the Company’s non-employee directors under the 2020 Plan immediately after the Annual Meeting, provided that our stockholders approve the adoption of the 2020 Plan. The following table provides information about these grants, which are in general expected to vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of stockholders:

Horizon Global Corporation 2020 Equity and Incentive Compensation Plan

Name and Position	Dollar Value	Number of Units
	($)	(#)
Terrence Gohl, President and Chief Executive Officer	—	—
Carl Bizon, former President and Chief Executive Officer	—	—
Jay Goldbaum, General Counsel, Chief Compliance Officer and Corporate Secretary	—	—
Matthew Meyer, Chief Accounting Officer	—	—
Jamie Pierson, former Chief Financial Officer	—	—
Barry Steele, former Chief Financial Officer	—	—
Executive Group (1)	—	—
Non-Executive Director Group (2)	$640,000	345,946
Non-Executive Officer Employee Group (3)	—	—
(1) Consists of all current executive officers as a group.
(2) Consists of all current directors who are not executive officers.
(3) Consists of all employees, including all current officers who are not executive officers, as a group.
The amount in the “Number of Units” column in the table above represents the aggregate number of RSUs that would be expected to be granted to the indicated group in the event that the 2020 Plan is approved by stockholders, based solely on the closing price of one share as of May 1, 2020.
Other than with respect to the awards set forth in the table above, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2020 Plan because the grant and actual settlement of awards under the 2020 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2020 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2020 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.
Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company and its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Code Section 162(m)
Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Company does not anticipate that it will be able to make any grants under the 2020 Plan that will be intended to qualify for the performance-based exception. To be clear, stockholders are not being asked to approve the 2020 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2020 Plan by our stockholders.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2020. Deloitte was engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2019. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$2,025,000	$1,535,000
Audit-related Fees	36,000	6,000
Tax Fees	—	—
All Other Fees	5,000	5,000
Total	$2,066,000	$1,546,000
Audit and Audit-Related Fees
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits and consents. Audit-related fees for 2019 related primarily to agreed upon procedures and financial statement translation services performed for certain international legal entities. Audit-related fees for 2018 related primarily to procedures performed in connection with a New Zealand research and development review.
Other Fees
Other fees for 2019 and 2018 relate to a subscription for technical content.
We have been advised by Deloitte that neither the firm nor any member of the firm has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s pre-approval is required for all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which it wishes to engage the independent registered public accounting firm. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2019, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee.
Vote Required for Approval
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee engages the Company’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with the Company’s management;

2.
The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “SEC”);

3.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independence of that firm; and

4.
Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The undersigned members of the Audit Committee, submitted this Report to the Board of Directors.

The Audit Committee Frederick “Fritz” A. Henderson (Chair) John C. Kennedy Ryan L. Langdon Brett N. Milgrim

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

▪	each person known by us to beneficially own more than 5% of the Common Stock;

▪	each of the Company’s directors and director nominees;

▪	each of the named executive officers (“NEOs”); and

▪	all of the Company’s directors and executive officers as a group.

The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the following table has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 25,472,634 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street, Baltimore, MD 21202	4,697,027	18.44%
Corre Partners Management, LLC(2) 12 East 49th Street, 40th Floor, New York, NY 10017	2,519,454	9.89%
Atlas Capital Resources II LP(3) 100 Northfield Street, Greenwich, CT 06830	2,473,904	9.71%
Royce & Associates, LP(4) 745 Fifth Avenue, New York, NY 10151	1,806,153	7.09%
Carl S. Bizon(5)	81,477	—%
Jay Goldbaum(6)	67,106	—%
Terrence G. Gohl	7,000	—%
Frederick A. “Fritz” Henderson	98,899	—%
John C. Kennedy(7)	932,756	3.62%
Ryan L. Langdon(8)	879,048	3.34%
Matthew J. Meyer	7,333	—%
Brett N. Milgrim	44,199	—%
Debra S. Oler	—	—%
Jamie G. Pierson(9)	—	—%
Matthew T. Pollick	5,000	—%
Dennis E. Richardville	—	—%
David A. Roberts	61,074	—%
James F. Sistek	—	—%
Barry G. Steele(10)	—	—%
Mark D. Weber	44,199	—%
Harry J. Wilson	1,279,511	5.01%
All executive officers and directors as a group (14 persons) (11)	3,426,125	12.73%
_______________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 14, 2020 jointly by T. Rowe Price Associates, Inc. (“T. Rowe Price”), and T. Rowe Price Small-Cap Value Fund, Inc. (“T. Rowe Fund”). As of December 31, 2019, T. Rowe Price had sole voting power with respect to 1,047,117 shares of Common Stock, and sole dispositive power with respect to 4,697,027 shares of Common Stock; and T. Rowe Fund had sole voting power with respect to 3,579,190 shares of Common Stock.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13D/A filed with the SEC on March 22, 2019 jointly by (i) Corre Opportunities by Qualified Master Fund, LP (the “Fund”); (ii) Corre Partners Advisors, LLC (the “General Partner”), which serves as the general partner of the Fund; (iii) Corre Partners Management, LLC (the “Investment Adviser”), which has been delegated investment authority over the assets of the Fund by the General Partner; (iv) Mr. John Barrett, who serves as a managing member of the General Partner and the Investment Adviser; and (v) Mr. Eric Soderlund, who serves as a managing member of the General Partner and the Investment Adviser (each, a “Corre Reporting Person” and collectively, the “Corre Reporting Persons”). As of March 22, 2019, (i) the Fund may be deemed to be the beneficial owner of 1,802,958 Shares, consisting of 1,788,801 shares of Common Stock and 14,157 shares of Common Stock issuable upon conversion of certain notes and warrants of the Company held by the Fund, and (ii) each of the General Partner, the Investment Adviser, Mr. Barrett and Mr. Soderlund may be deemed to be the beneficial owner of 2,519,454 shares of Common Stock, consisting of 2,505,297 shares of Common Stock and 14,157 shares of Common Stock issuable upon conversion of certain notes and warrants of the Company held by the Corre Reporting Persons. The Fund had shared voting power with respect to 1,802,958 shares of Common Stock; and shared dispositive power with respect to 1,802,958 shares of Common Stock. The General Partner, the Investment Adviser, Mr. Barrett and Mr. Soderlund had shared voting power with respect to 2,519,454 shares of Common Stock; and shared dispositive power with respect to 2,519,454 shares of Common Stock. The amount does not include shares of Common Stock underlying convertible senior notes and Warrants held by the Corre Reporting Persons, which subject to limitations on the right to convert and exercise, respectively, to the extent that after giving effect to such issuance after conversion or exercise, the Corre Reporting Persons (together with the Corre Reporting Persons’ affiliates), would, when aggregated with all other shares of Common Stock beneficially owned by such Corre Reporting Persons at such time, beneficially own shares of Common Stock in excess of 9.99% of the number of shares of Common Stock outstanding (measured after giving effect to the issuance of shares of Common Stock issuable upon conversion of the convertible senior notes or exercise of the Warrants, as applicable).

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13D/A filed with the SEC on December 20, 2019 jointly by (i) Atlas Capital Resources II LP (“Atlas Capital”); (ii) Lapetus Capital II LLC (“Lapetus Capital”); (iii) Atlas Capital GP II LP (“Atlas GP II”); (iv) Atlas Capital Resources GP II LLC (“Atlas Capital LLC”); (v) Mr. Andrew M. Bursky; and (vi) Mr. Timothy J. Fazio (each, a “Atlas Reporting Person” and collectively, the “Atlas Reporting Persons”). As of December 18, 2019, the Atlas Reporting Persons, specifically Atlas Capital, Lapetus Capital, Atlas GP II, Atlas Capital LLC, Mr. Bursky and Mr. Fazio had shared voting power with respect to 2,473,904 shares of Common Stock; and shared dispositive power with respect to 2,473,904 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed by Royce Associates, LP (“Royce”) with the SEC on January 21, 2020. As of December 31, 2019, Royce had sole voting power and sole dispositive power with respect to 1,806,153 shares of Common Stock.

(5)	The number set forth in the table is based on the total reported as of Mr. Bizon’s termination date on September 20, 2019, and includes 43,902 RSUs which vested April 7, 2020.

(6)	The number set forth in the table includes 9,283 exercisable options.

(7)	The number set forth in the table includes warrants to purchase 278,283 shares of Common Stock.

(8)	The number set forth in the table includes warrants to purchase 834,849 shares of Common Stock owned by Newport Global Advisers LP.

(9)	Pursuant to the terms of the Plan, Mr. Pierson’s RSUs were forfeited upon his resignation date on December 12, 2019.

(10)	Pursuant to the terms of the Plan, Mr. Steele’s RSUs were forfeited upon his resignation date on February 8, 2019.

(11)
With the exception of Messrs. Kennedy, Langdon and Wilson, each director and NEO beneficially owns less than one percent of the outstanding shares of the Common Stock. Messrs. Bizon, Pierson and Steele are not included in this group.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders	1,431,047	$10.52	2,277,872
Equity compensation plans not approved by security holders	—	$—	—
TOTAL:	1,431,047	$10.52	2,277,872
____________________________________

(1)	The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted stock unit awards have no exercise price.

(2)
As of December 31, 2019, includes 2,277,872 shares available for future issuance under the Amended 2015 Plan, all of which may be issued for awards other than stock options, restricted stock units or stock appreciation rights.

Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
Terrence G. Gohl	58	President, Chief Executive Officer and Director
Dennis E. Richardville	65	Chief Financial Officer
Matthew T. Pollick	48	Chief Operating Officer
James F. Sistek	56	Chief Administrative Officer
Jay Goldbaum	38	General Counsel, Chief Compliance Officer and Corporate Secretary
Matthew J. Meyer	38	Chief Accounting Officer
Terrence G. Gohl. Business experience provided under “Proposal 1 — Election of Directors.”
Dennis E. Richardville. Mr. Richardville was appointed Chief Financial Officer on March 16, 2020. Prior to this appointment, Mr. Richardville served as Vice President and Corporate Treasurer of the Company since January 2020. Prior to joining the Company, Mr. Richardville served as chief financial officer of Dura Automotive Systems, LLC, a global Tier One automotive supplier specializing in the design, engineering and manufacturing of advanced mobility system solutions, from August 2019 to September 2019. Mr. Richardville served as executive vice president and chief financial officer of IAC, a leading global supplier of automotive components and systems, including interior and exterior trim, from April 2012 to December 2019. From 2007 to 2012, Mr. Richardville served as vice president and global corporate controller for IAC. Prior to joining IAC, Mr. Richardville held various finance positions with Lear Corporation, Wesley Industries, Inc., MSX International, Inc. and Hayes Lemmerz International Inc. from 1999 to 2007.
Matthew T. Pollick. Mr. Pollick has served as our Chief Operating Officer since November 11, 2019. Before joining Horizon, Mr. Pollick served as Executive Vice President of Industrial Management for Gestamp North America, a company dedicated to the design, development and manufacture of metal automotive components, from September 2016 to November 2019. From April 2014 to September 2016, Mr. Pollick was a general manager of Bowling Green Metalforming, a subsidiary of Magna International, a leading global automotive mobility technology and automotive parts supplier (“Magna”). Prior to joining Magna, from April 2002 to April 2014, Mr. Pollick held roles of increasing responsibility at Tower International, a leading manufacturer of engineered automotive structural metal components and assemblies, ultimately serving as its Director of Operations.
James F. Sistek. Mr. Sistek has served as our Chief Administrative Officer since December 9, 2019. Prior to joining Horizon, Mr. Sistek served as senior vice president business operations for Superior Industries International, Inc. (“Superior”), a Tier 1 automotive supplier of aluminum wheels, from August 2014 to January 2019. During his tenure at Superior, Mr. Sistek was directly responsible for product development and launch, supply chain and logistics, quality, information technology and served as the executive lead on a corporate-wide overhaul of the operating model. From January 2013 to August 2014, Mr. Sistek served as president and founder of Infologic, Inc. (“Infologic”), a consulting services company specializing in the optimization of business operations, where he streamlined business processes, supported program development and launch programs, and provided complete technology assessments for Tier 1 suppliers and IT service providers. Prior to forming Infologic, from October 2005 to January 2013, Mr. Sistek held various leadership positions at Visteon Corporation, a global automotive electronics supplier, ultimately serving as vice president shared services and chief information officer from 2009 to 2013.
Jay Goldbaum. Mr. Goldbaum has served as our General Counsel, Chief Compliance Officer and Corporate Secretary since November 13, 2017. Mr. Goldbaum served as Legal Director, Chief Compliance Officer and Corporate Secretary since June 30, 2015 in connection with the spin-off from TriMas Corporation (“TriMas”). From January 14, 2015 through June 29, 2015, Mr. Goldbaum served as Vice President, Corporate Secretary and a director of Horizon. Mr. Goldbaum was previously associate general counsel-commercial law for TriMas beginning in January 2014. Mr. Goldbaum joined TriMas in January 2012 and held the position of legal counsel. Before joining TriMas, Mr. Goldbaum was an associate in the corporate and litigation practice groups at the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. from September 2007 to August 2011.
Matthew J. Meyer. Mr. Meyer was appointed Chief Accounting Officer on December 12, 2019. Mr. Meyer also held the role of principal financial officer from March 3, 2020 until March 16, 2020. Mr. Meyer was previously Corporate Controller for Horizon Global since November 2018. Prior to joining the Company, Mr. Meyer, served in a variety of management positions for Joyson Safety Systems, a global leader in mobility safety providing safety-critical components, systems and technology to automotive and non-automotive markets, from December 2015 to November 2018, and ultimately served as corporate controller. From January 2015 to December 2015, Meyer served as director, accounting and reporting for Federal-Mogul Holdings Corporation, a developer, manufacturer and supplier of products for automotive, commercial, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation applications (“Federal-Mogul”). Prior to his position with Federal-Mogul, from September 2011 to January 2015, Mr. Meyer served in a variety of management positions of increasing responsibility, ultimately serving as compliance director for Kelly Services Inc., a global leader in providing workforce solutions, including outsourcing and consulting services. Meyer also served in a variety of positions leading up to an audit manager position with KPMG, LLP, a global network of professional firms providing audit, tax and advisory services, from January 2007 to September 2011.
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with The Spirit and The Letter, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance Committee and the written Governance Guidelines, members of the Board must properly notify the President and Chief Executive Officer and the Chair of the Governance Committee if any actual or potential conflict of interest arises between the Board and such member. After notification, the Governance Committee will evaluate the matter and provide a recommendation for resolution to the Board. The Board, taking into account the recommendation of the Governance Committee, will resolve the matter in the best interest of the Company.
It is also our policy that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which we participate and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are consistent with our best interests.
On March 15, 2019, we entered into the Second Lien Term Facility Agreement. At the time of entering into such agreement, affiliates of Corre, including Corre Master Fund, beneficially owned, in the aggregate, 9.99% of the outstanding Common Stock. JKI Holdings, LLC (“JKI Holdings”), an entity owned by our Board Chair, John C. Kennedy, is also a Second Lien Lender.
The Second Lien Term Facility Agreement provides for a term loan facility (the “Second Lien Term Facility”) in the aggregate principal amount of approximately $51.0 million, all of which has been borrowed by the Company. The interest on the term loans under the Second Lien Term Facility may be paid, at the Company’s election, in cash, at the customary eurocurrency rate plus a margin of 10.50% per annum, or in-kind, at the customary eurocurrency rate plus a margin of 11.50%; provided that if the term loans are converted to base rate loans, the interest rate on interest paid (i) in cash will be the customary base rate plus a margin of 9.50% per annum and (ii) in-kind will be the customary base rate plus a margin of 10.50%; provided, further, however, that cash interest payments are currently prohibited under the Company’s term loan facility and revolving credit facility. There are no amortization payments required under the Second Lien Term Facility. Borrowings under the Second Lien Term Facility mature on September 30, 2021. The total indebtedness under the Second Lien Term Facility is and will be guaranteed by the Company’s existing and future domestic subsidiaries and certain foreign subsidiaries and is and will be secured by substantially all of the assets of the Company and such guarantors.

The Corre Lenders lent approximately $34.7 million and JKI Holdings lent approximately $2.6 million under the Second Lien Term Facility. In connection with entering into the Second Lien Term Facility, the Company issued the Corre Lenders warrants to purchase up to an aggregate of 1,260,280 shares of Common Stock and issued JKI Holdings warrants to purchase up to 278,283 shares of Common Stock.

The warrants have an initial exercise price of $1.50 per share and may be exercised for cash or on a cashless basis. The exercise price of the warrants is subject to adjustment for stock splits, stock dividends, combinations, recapitalizations and other comparable events. The exercise price of the warrants is also subject to adjustment if we issue or are deemed to have issued Common Stock or warrants or other rights or options to purchase Common Stock or securities convertible into Common Stock at a price less than the exercise price in effect, subject to certain exceptions such as the issuance of equity awards under our equity incentive plans. The warrants expire on March 15, 2024.

Additionally in connection with the closing of the Second Lien Term Facility, the Company issued the Corre Lenders an aggregate of 90,667 shares of Series A preferred stock (“Series A Preferred Stock”) with a liquidation value of $100 per share. The shares of Series A Preferred Stock were entitled to cumulative dividends, at a rate of eighteen percent per annum, if and when declared by the Board. The Series A Preferred Stock was non-voting. In the event of any liquidation of the Company, each Series A Preferred Stockholder would have been entitled to, prior and in preference to any other distribution, two times the liquidation value per share plus all accrued but unpaid dividends. Upon the receipt of the approval of the Company’s stockholders at the Company’s annual meeting of stockholders held on June 25, 2019, the shares of Series A Preferred Stock converted into warrants to purchase an additional 2,952,248 shares of Common Stock, including warrants issuable based upon the amount of accrued and unpaid dividends at the time of such approval.

The warrants issued to the Corre Lenders contain a provision that restricts the ability of each Corre Lender to exercise its warrant to the extent that after giving effect to such exercise and issuance, such Corre Lender (together with its affiliates, such as the other Corre Lenders, and any other persons acting as a group together with such Corre Lender or any of its affiliates) would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrant.
EXECUTIVE COMPENSATION
Introduction
As an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which rules require compensation disclosure for each person serving as our principal executive officer during the last completed fiscal year, the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the last completed fiscal year, and up to two additional individuals who would have been among such two most highly compensated executive officers other than the principal executive officer but for the fact that they were not serving as executive officers at the end of the last completed fiscal year.
Leadership Transition
The Company continued to experience significant executive management transition in 2019. Carl S. Bizon served as President, Chief Executive Officer, from October 29, 2018 to September 23, 2019. Effective September 23, 2019, Mr. Terrence G. Gohl became President and Chief Executive Officer, replacing Mr. Bizon.
On February 18, 2019, Barry G. Steele became Chief Financial Officer, replacing Brian Whittman, who had been serving as Interim Chief Financial Officer since November 9, 2018. Mr. Steele served as Chief Financial Officer until June 10, 2019. Effective June 10, 2019, Jamie G. Pierson became Chief Financial Officer, replacing Mr. Steele. Mr. Pierson served as Chief Financial Officer until December 13, 2019, at which time Richard J. Jok became interim Chief Financial Officer.
On November 11, 2019, Matthew T. Pollick became Chief Operating Officer. On December 9, 2019, James F. Sistek became Chief Administrative Officer. On December 13, 2019, Matthew J. Meyer became Chief Accounting Officer.
On March 3, 2020, Mr. Meyer assumed the role of principal financial officer, replacing Mr. Jok, who continued in his role as interim Chief Financial Officer. On March 16, 2020, Dennis E. Richardville became Chief Financial Officer and principal financial officer, at which time Mr. Meyer continued in his role as Chief Accounting Officer and Mr. Jok returned to his role as Vice President, Financial Planning and Analysis.
This section provides information about the executive compensation program in place for the Company’s 2019 named executive officers (or NEOs), who are:

▪	Terrence G. Gohl - President and Chief Executive Officer;

▪	Carl Bizon - former President and Chief Executive Officer;

▪	Jay Goldbaum - General Counsel, Chief Compliance Officer and Corporate Secretary;

▪	Matthew J. Meyer - Chief Accounting Officer;

▪	Jamie G. Pierson - former Chief Financial Officer; and

▪	Barry G. Steele - former Chief Financial Officer.

2019 Summary Compensation Table
The following table sets forth compensation information for 2018 and 2019, as applicable for our NEOs:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($)	($)	($) (3)	($)
Terrence Gohl, President and Chief Executive Officer (1)	2019	162,500	—	719,250	—	—	31,188	912,938
Carl Bizon, former President and Chief Executive Officer	2019	511,269	840,752	1,859,999	—	—	1,828,276	5,040,296
	2018	392,826	225,000	313,838	—	—	261,274	1,192,938
Jay Goldbaum, General Counsel, Corporate Secretary	2019	280,000	420,376	864,380	—	—	42,248	1,607,004
	2018	280,000	—	125,992	—	14,792	42,027	462,811
Matthew Meyer, Chief Accounting Officer	2019	219,231	73,566	136,568	—	—	7,229	436,594
Jamie Pierson, former Chief Financial Officer (2)	2019	259,615	420,376	1,170,375	—	—	24,099	1,874,465
Barry Steele, former Chief Financial Officer (3)	2019	136,923	—	450,000	—	—	7,591	594,514
_______________________________

(1)
Amounts in this column for 2019 represent discretionary cash bonuses for NEOs that were approved by the Compensation Committee on September 18, 2019 in recognition of the Company’s successful completion of, and the valuable contributions provided by each of the officers above and beyond normal time and effort to help achieve, the sale of the Company’s APAC operating segment.

(2)
All 2019 awards in this column relate to service-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) granted under the Amended 2015 Plan, which amounts were calculated based on aggregate grant date fair value in accordance with FASB ASC Topic 718. PSU award values are reported as follows:

•
With respect to PSUs granted on March 19, 2019, the values reported in the table above represent the probable outcome of the performance conditions ($300,000, $98,000, $21,000 and $150,000 for Messrs. Bizon, Goldbaum, Meyer and Steele, respectively). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of the March 19, 2019 PSUs would be as follows: $600,000 for Mr. Bizon, $196,000 for Mr. Goldbaum, $42,000 for Mr. Meyer and $300,000 for Mr. Steele.

•
With respect to PSUs granted on June 6, 2019, the values reported in the table above represent the probable outcome of the applicable performance conditions ($320,000 and $50,000 for Messrs. Bizon and Goldbaum, respectively). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of the June 6, 2019 PSUs would be as follows: $640,000 for Mr. Bizon and $100,000 for Mr. Goldbaum.

•
With respect to the PSUs granted to Mr. Pierson on June 10, 2019, the value reported in the table above represents the probable outcome of the performance conditions ($250,000). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value would be $500,000.

•
With respect to the PSUs granted to Mr. Gohl on September 23, 2019, the value reported in the table above represents the probable outcome of the performance conditions ($411,000). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of these September 23, 2019 PSUs would be $719,250.

Per the terms of the applicable grant agreements, Messrs. Pierson and Steele forfeited all stock awards at the time of their respective resignations. As part of Mr. Bizon’s severance arrangement, his outstanding awards were later pro-rated based on the abbreviated employment period. For more information regarding these awards, see “2019 Long-Term Incentive Program” below.

(3)
This column includes flexible cash allowances, Company contributions to retirement and 401(k) plans, Company payment of supplemental long-term disability coverage payments, Company payment for executive physicals, severance, and other compensation for the NEOs (including relocation-related benefits for Mr. Bizon), specifically, for 2019, as follows: (A) Messrs. Gohl, Bizon, and Goldbaum each received a flexible cash allowance in the amount of $12,500, $3,750, and $25,000, respectively; (B) Messrs. Gohl, Bizon, Goldbaum, Meyer, Pierson, and Steele each received $8,938, $17,006, $9,200, $7,125, $14,351, and $5,477, respectively, for Company contributions to the 401(k) plans; (C) Messrs. Gohl, Bizon, Goldbaum, Meyer, Pierson, and Steele each received Company contributions for the executive retirement program in the amount of $9,750, $20,475, $5,600, $104, $8,846, and $1,846 respectively; (D) Messrs. Bizon, Goldbaum, Pierson, and Steele each received Company premium payments for supplemental long-term disability coverage in the amount of $4,239, $2,448, $902 and $268, respectively; (E) Mr. Bizon received employment-related payments consisting of (1) housing benefits of $61,360, (2) a company car benefit of $17,956, (3) tax assistance of $228,238, and (4) a tax preparation benefit of $1,000; (F) as part of his severance arrangement, Mr. Bizon accrued severance compensation and benefits consisting of (in addition to pro-rata vesting of equity awards described below and payment of accrued benefits) cash severance of $1,417,500 and health care coverage reimbursements of $6,752; and (G) in connection with his severance arrangement, Mr. Bizon received Company assistance related to his relocation from the United States to Australia in the form of a moving allowance of $50,000.

2019 Named Executive Officer Compensation Program Description
Executive Compensation Program Objectives
The Compensation Committee believes that the Company’s NEO compensation program should be aimed at accomplishing five key objectives:

1.	Align executives’ interests with overall corporate goals and objectives, core values and stockholder interests;

2.	Motivate and incentivize executives to achieve financial objectives;

3.	Reinforce consistent attainment of above-market performance;

4.	Balance short-term performance with long-term value creation; and

5.	Help attract and retain high-caliber executive talent needed to develop and execute the Company’s strategy.
Executive Compensation Practices
The table below highlights certain key features of our current NEO compensation program. The Company believes that these features demonstrate our commitment to serve our stockholders’ interests and drive NEO performance.

What We Do (Practices We Have Implemented)		What We Don’t Do (Practices We Have Not Implemented)
☑	Generally consider competitive market data to understand the market for executive compensation decisions	☒	Do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company
☑	Maintain policies prohibiting executives from hedging Company stock and limiting executives’ ability to pledge Company stock	☒	Do not have employment contracts with any of our NEOs
☑	Maintain strong stock ownership guidelines for executives (five times base salary for CEO; three times base salary for other NEOs)	☒	Do not provide excise tax gross-ups upon a change in control
☑	Use different metrics for annual and long-term incentive compensation	☒	Do not discount, reload or reprice stock options without stockholder approval
☑	Obtain advice for the Compensation Committee from an external, independent compensation consultant	☒	Do not grant equity awards that provide for “single-trigger” vesting upon a change in control
☑	Utilize both time-vesting and performance-based equity compensation as part of the Company’s regular long-term incentive program	☒	Do not provide dividends or dividend equivalents on unearned performance-based equity awards
☑	Offer limited perquisites or personal benefits that we believe provide a benefit to the Company’s business
☑	Provide reasonable post-employment and change in control protections
☑	Maintain a “clawback” policy and include clawback provisions in long-term incentive awards

Overview of Key 2019 Program Elements
The main elements of the Company’s 2019 compensation structure for our NEOs, and a description of each element are provided below:

Element	Nature	Description
Base Salary	Fixed	Fixed compensation component payable in cash; reviewed annually and subject to adjustment
Short-Term Incentive (“STI”) Compensation Plan Awards	Variable	STI paid in cash based on performance against annually established goals
Long-Term Incentive (“LTI”) Plan Awards	Variable	LTI equity awards include service and performance-based stock units
Retirement and Welfare Benefits	Fixed	Retirement plans, health care and insurance benefits
Perquisites and Personal Benefits	Fixed	Flexible cash allowance, supplemental long-term disability coverage, relocation benefits, and executive physicals
Hire/Interim Role Bonuses	Variable	Reasonable compensation for recruiting executives and retaining during interim roles
Severance Compensation	Fixed	Reasonable and market-competitive severance protection designed to attract and retain executive talent
Role of Independent Consultant
Engagement of Frederic W. Cook & Co., Inc. (“FW Cook”)
The Compensation Committee has retained the services of an external independent executive compensation consultant, FW Cook, to assist the Compensation Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, program design, market trends, and technical considerations.
At no time has the Compensation Committee directed FW Cook to perform its services in any particular manner, or to use any particular methodology.
The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee will evaluate the consultant annually. Pursuant to SEC rules, the Compensation Committee has assessed the independence of FW Cook and, in 2019, the Compensation Committee concluded that no conflict of interest exists that would prevent FW Cook from providing independent advice to the Compensation Committee. FW Cook does not provide any consulting advice to the Company, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chair. FW Cook meets with the Compensation Committee chair and the Compensation Committee outside the presence of management.
Market Compensation Data Analysis
In general, FW Cook provides the Company with external pay comparison data. The Compensation Committee recognizes that over-reliance on external comparisons can be of concern, and the Compensation Committee is mindful of the value and limitations of comparative data. Therefore, although the Compensation Committee uses comparative data from FW Cook as one input in making certain of its NEO compensation decisions, such data is not the primary factor in the decision-making process.
In determining 2019 compensation levels for certain of the Company’s current NEOs, the Compensation Committee asked FW Cook to conduct a competitive market assessment. This study compared this NEO compensation to survey data based on comparably sized general industry organizations. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis.
In the case of certain of the Company’s current NEOs, the Compensation Committee used this competitive market assessment as only one factor in its compensation decisions; the Compensation Committee also considered other factors including, but not limited to, each NEO’s time in their particular role, historical performance and, to a lesser extent, internal equity considerations.
Meridian Compensation Partners, LLC (“Meridian”)
Prior to retaining the services of FW Cook, the Company, in 2018, retained Meridian as an external independent executive compensation consultant. Meridian’s scope of work was similar in nature to that of FW Cook.
At no time did the Compensation Committee direct Meridian to perform its services in any particular manner, or to use any particular methodology.

The Compensation Committee had the final authority to hire and terminate Meridian. Pursuant to SEC rules, the Compensation Committee assessed the independence of Meridian and, in 2018, the Compensation Committee concluded that no conflict of interest existed that would prevent Meridian from providing independent advice to the Compensation Committee. Meridian did not provide any consulting advice to the Company, or any of its subsidiaries, outside the scope of executive compensation. Meridian met with the Compensation Committee chair and the Compensation Committee outside the presence of management.
Peer Group
In 2017, the Compensation Committee, following a comprehensive review with Meridian, approved a peer group of 19 companies (shown in the column labeled “2017” in the following table) in September 2017, that were used for purposes of 2018 executive compensation decisions.
During 2018, the Compensation Committee reconfirmed the appropriateness of this peer group and approved the removal of Donaldson Company, Inc., LCI Industries (formerly Drew Industries), Woodward, Inc., Gentex Corporation and U.S. Auto Parts Network, Inc., as well as the addition of Miller Industries, Inc. and Douglas Dynamics, Inc. The companies removed had revenue and market capitalization that in general exceeded those of Horizon Global. The two new additional companies were deemed to be in an appropriate size range for executive pay comparison purposes. This new peer group of 16 companies (shown in the column labeled “2018/2019” in the following table) was used to inform compensation decisions for Mr. Bizon in connection with his appointment as President and Chief Executive Officer in October 2018, as well as certain other compensation decisions for the Company’s executive officers in early 2019.
No changes were made to the peer group in 2019.
The impact of the changes in the peer group is detailed in the following chart:

COMPANY PEER	2017	2018/2019
Actuant Corporation	✓	✓
Arctic Cat Inc.(2) (3)	✓
Callaway Golf Company	✓	✓
Donaldson Company, Inc.(2)	✓
Dorman Products, Inc.	✓	✓
Douglas Dynamics, Inc.(1)		✓
Duluth Holdings	✓	✓
Federal Signal Corporation	✓	✓
Gentex Corporation(2)	✓
Gentherm Incorporated	✓	✓
Johnson Outdoors, Inc.	✓	✓
LCI Industries (formerly Drew Industries)(2)	✓
Miller Industries, Inc.(1)		✓
Modine Manufacturing Company	✓	✓
Nautilus, Inc.	✓	✓
Shiloh Industries, Inc.	✓	✓
Spartan Motors, Inc.	✓	✓
Stoneridge, Inc.	✓	✓
U.S. Auto Parts Network, Inc.(2)	✓
Wabash National Corporation	✓	✓
Winnebago Industries, Inc.	✓	✓
Woodward, Inc.(2)	✓
_______________________________

(1)	Peers added for 2018

(2)	Peers removed for 2018

(3)	Removed in March 2017 due to acquisition by Textron
Red - 2018/2019 compensation peers

Key 2019 Named Executive Officer Compensation Components and Decisions
A description of the material elements of the 2019 executive compensation program for our NEOs is provided in the following paragraphs.
2019 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. For 2019, the Compensation Committee considered whether to grant merit increases and/or merit-based adjustments to certain of the Company’s NEOs. In doing so, it considered several factors consisting of individual responsibilities, Company and individual performance, experience and alignment with market levels. The table below reflects the 2019 base salary rates for our NEOs.

Name	Base Salary Rate

Terrence G. Gohl	$650,000
Carl S. Bizon	$630,000
Jay Goldbaum	$280,000
Matthew J. Meyer	$225,000
Jamie G. Pierson	$500,000
Barry G. Steele	$400,000

Messrs. Bizon and Goldbaum did not receive a base salary increase in 2019. Mr. Meyer received an increase in base salary from $210,000 to $225,000 on May 13, 2019. The remaining NEOs were newly hired in 2019.
Effective March 30, 2020, in connection with an across-the-board salary reduction for all of our salaried employees in the Americas region in light of the uncertainty surrounding the COVID-19 pandemic, Mr. Gohl agreed to a temporary salary reduction of 50%, and Messrs. Goldbaum and Meyer each agreed to a temporary salary reduction of 20%.
2019 Short-Term Incentive Compensation Plan
The goal of STI compensation is to support our overall business objectives by aligning performance with the interests of stockholders and focusing attention on key measures of success. STI compensation is designed to accomplish this goal by providing the opportunity for additional cash rewards when pre-established performance goals are achieved. STI awards have been provided under our Amended 2015 Plan. The 2019 STI compensation for our NEOs is described below.
Target Awards
2019 STI target award opportunities were provided to our NEOs during 2019. Each of our participating NEOs received a 2019 STI target award opportunity that was expressed as a percentage of base salary.
The participating NEOs’ 2019 STI target award opportunities were initially established by the Compensation Committee and based on financial performance metrics and targets for 2019 at the Company-wide level (the “Financial Performance Measures”). Depending on the performance results achieved, the participating NEOs’ actual awards generally could vary as a percent of target from 0% to a maximum of 200%.
In July 2019, the Compensation Committee amended the 2019 STI program to modify the goals for the Financial Performance Measures and the target payouts for the NEOs, except that it did not amend the target payout for Mr. Steele, who left the Company in June 2019. Mr. Gohl, who joined the Company in September 2019, was not eligible for a 2019 STI award.
The initial and amended 2019 STI target awards for the NEOs are shown in the following chart:

Name	Initial 2019 Target STI Award Amount	Initial Target Award as a % of Base Salary	Amended 2019 Target STI Award Amount	Amended Target Award as a % of Base Salary
Carl S. Bizon	$630,000	100.0%	$315,000	50.0%
Jay Goldbaum	$140,000	50.0%	$70,000	25.0%
Matthew J. Meyer	$67,500	30.0%	$33,750	15.0%
Jamie G. Pierson	$500,000	100.0%	$250,000	50.0%
Barry G. Steele	$240,000	40.0%	N/A	N/A

Financial Performance Measures
The Financial Performance Measures consisted of the following metrics:

▪
Recurring Operating Profit Margin - 40%. This metric provides for rewards based on the Company’s performance in consolidated recurring operating profit margin. For purposes of this computation, recurring operating profit margin means earnings before interest, taxes and other income/expense, excluding certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments (recurring operating profit), as a percentage of sales.

▪
Free Cash Flow - 60%. This metric provides for rewards based on the Company’s recurring cash flow, which is the sum of the Company’s recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes.

The initial Financial Performance Measures established for the 2019 STI awards were as follows:

		Target Performance
Financial Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Recurring Operating Profit	40.0%	$25,160	$31,450	$37,740
Recurring Cash Flow	60.0%	$18,400	$23,000	$27,600
Total	100.0%

The amended Financial Performance Measures used for the 2019 STI awards and actual achievements were as follows:

		Target Performance
Financial Performance Measure	Weighting	Threshold (20% Payout)	Target (50% Payout)	Maximum (100% Payout)	Actual Performance	Percentage of Incentive Earned
		(dollars in thousands)
Recurring Operating Profit	40.0%	$15,096	$18,870	$22,644	$(35,216)	0%
Recurring Cash Flow	60.0%	$8,336	$10,420	$12,504	$(15,114)	0%
Total	100.0%
Award Determination
On March 3, 2020, the Compensation Committee determined the degree to which the STI goals for the 2019 performance period were achieved, which actual results are highlighted in the table above for the Financial Performance Measures.
As a result, our continuing NEOs did not receive STI award payouts for the 2019 performance period (outlined in the chart below):

Name	Target STI Award as a % of Base Salary	Target STI Award Amount	Actual STI Award Earned (%)	STI Award Amount Earned
Jay Goldbaum	50.0%	$140,000	0%	$0
Matthew J. Meyer	30.0%	$67,500	0%	$0
The Company’s departed NEOs did not receive any STI award payouts for the 2019 performance period.
2019 Long-Term Incentive Program
On March 19, 2019, the Compensation Committee granted regular annual LTI awards to Messrs. Bizon, Goldbaum, Meyer and Steele in order to promote the achievement of the Company’s financial goals (the “2019 LTI Awards”). The regular annual 2019 LTI Awards for Messrs. Bizon, Goldbaum, Meyer and Steele, which consisted of RSUs and target grants of PSUs, are summarized in the following chart:

Name	Service-Based RSUs Granted in 2019	Target PSUs Granted in 2019	Total Target 2019 LTI Award Amount	Total Target 2019 LTI Award Amount as Percent of Salary
Carl S. Bizon(1)(2)	$300,000	$300,000	$600,000	95.2%
Jay Goldbaum(2)	$98,000	$98,000	$196,000	70.0%
Matthew J. Meyer(2)	$21,000	$21,000	$42,000	18.7%
Barry G. Steele(2)(3)	$150,000	$150,000	$300,000	75.0%
_____________________________

(1)
Mr. Bizon’s grant payouts are or were subject to pro-ration based on his severance of employment with the Company in 2019. The RSUs were settled in shares on April 7, 2020. Pro-rated PSUs are eligible for future vesting to the extent the performance metrics are met.

(2)	Messrs. Bizon, Goldbaum, Meyer and Steele’s RSU awards are or were generally scheduled to vest ratably on March 19, 2020, March 19, 2021, and March 19, 2022, respectively.

(3)	Pursuant to the terms of the grant agreements, all LTI awards for Mr. Steele were forfeited at time of resignation.
The target PSU awards for Messrs. Bizon, Goldbaum, Meyer and Steele were determined based on the applicable dollar amount and the applicable market data input and methodology approved by the Compensation Committee. For the 2019-2021 cycle (began on January 1, 2019 and ends on December 31, 2021), the PSU award is earned based on the achievement of a specified relative total shareholder return (“RTSR”) percentile rank during the applicable performance period. The Compensation Committee approved RTSR as the performance measure and the use of a peer group (consisting of the companies listed as our “2018/2019” peers under “Market Compensation Data Analysis” above), as outlined in the following table. If, upon the conclusion of the performance period, RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned. Based on the degree to which the performance goals are met, any PSUs earned for the 2019-2021 cycle were designed to vest on March 1, 2022.

Percentile in 3-Year RTSR Performance vs. Peer Group	Target PSUs Earned
80th percentile or above	200%
70th percentile	150%
50th percentile	100%
35th percentile	50%
Below 25th percentile	0%
On June 6, 2019, Messrs. Bizon and Goldbaum received incremental service-based RSU awards generally intended to vest ratably (with the first tranche vesting after one year and the remaining tranches vesting on the same schedule as the corresponding tranches for the March 19, 2019 RSU grants) with grant date fair values of $320,000 for Mr. Bizon and $50,000 for Mr. Goldbaum. Additionally, on June 6, 2019, Messrs. Bizon and Goldbaum each received target PSU awards generally subject to the same three-year performance period and terms described above with grant date fair values of $320,000 for Mr. Bizon and $50,000 for Mr. Goldbaum. As part of Mr. Bizon’s severance arrangement, his outstanding awards were later pro-rated based on the abbreviated employment period.
On June 10, 2019, Mr. Pierson received a service-based RSU award generally intended to vest after a one-year period with a grant date fair value of $250,000. On June 10, 2019, Mr. Pierson also received a target PSU award generally subject to the same three-year performance period and terms described above with a grant date fair value of $250,000. On September 19, 2019, Messrs. Goldbaum, Meyer and Pierson each received additional service-based RSU awards generally intended to vest after a one-year period with grant date fair values of $420,377, $73,568 and $420,377, respectively.
On September 19, 2019, Messrs. Goldbaum, Meyer and Pierson each received additional service-based RSU awards generally intended to vest after a one-year period with grant date fair values of $420,377, $73,568 and $420,377, respectively. These awards were granted in recognition of the successful completion of, and the valuable contributions provided by each of the officers above and beyond normal time and effort to help achieve, the sale of APAC.
Pursuant to the terms of the applicable grant agreements, all unvested equity awards held by Messrs. Steele and Pierson were forfeited upon their departures from the Company.
On September 23, 2019, Mr. Gohl received 100,000 target PSUs generally subject a three-year performance period beginning on September 23, 2019 and ending on September 23, 2022. This PSU award is earned based on the achievement of stock price performance during the performance period, as shown in the following table:

Performance Level	Ending Stock Price Minus Beginning Stock Price	PSUs Earned
Below Threshold	Less than $0.00	75%
Threshold	$0.00	100%
Target	$1.50	125%
Above Target	$3.00	150%
Maximum	$4.50 or greater	175%
For purposes of the table above, the “Beginning Stock Price” is the closing price of a share of common stock on the principal stock exchange on which the common stock is then traded on September 23, 2019, and “Ending Stock Price” is the average closing price of a share of common stock on the principal stock exchange on which the common stock is then traded for the last 30 trading days of the performance period. If, upon the conclusion of the performance period, performance falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned.
Award Determinations
On March 2, 2020, the Compensation Committee determined the degree to which the PSUs granted in 2017 for a 2017-2019 performance period were earned. These PSUs could have been earned based on the achievement of a specified RTSR percentile rank during the performance period (which began on January 1, 2017 and ended on December 31, 2019). The Compensation Committee approved RTSR as the performance measure and the use of a previously disclosed peer group for the performance measurement comparison. If, upon the conclusion of the performance period, RTSR fell between performance levels, straight-line mathematical interpolation would be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned.

Percentile in 3-Year RTSR Performance vs. Peer Group	Target PSUs Earned
80th percentile or above	200%
70th percentile	150%
50th percentile	100%
35th percentile	50%
Below 25th percentile	0%
The Company’s total shareholder return for the 2017-2019 performance period was approximately -86%, which placed the Company below the 25th percentile of its RTSR peer group. Accordingly, no PSUs were earned for the 2017-2019 performance period.
On March 2, 2020, the Compensation Committee determined the degree to which the 2018-2019 average return on invested capital (“ROIC”) metrics for 2018 ROIC cash awards were achieved. For these purposes, average ROIC is determined by dividing (1) adjusted operating profit minus cash taxes paid by (2) the difference between (a) the sum of shareholders’ equity plus debt, minus (b) cash on books. The 2018 ROIC cash awards could have been earned based on ROIC achievement during the performance period (which began on January 1, 2018 and ended on December 31, 2019) as follows (with straight-line mathematical interpolation between performance levels):

Performance Level	ROIC	Percentage Earned
Maximum	15.0%	200%
	14.0%	175%
Above Target	13.0%	150%
	12.0%	125%
Target	11.0%	100%
Below Target	10.5%	75%
Threshold	9.9%	50%
Below Threshold	< 9.9%	0%
For the 2018 ROIC cash awards, the Committee reviewed each year during the performance period separately. In 2018, the Company achieved a ROIC of -3.3%, with participants earning a 0% payout level for this interim period (the “2018 Interim ROIC Cash Achievement Level”). In 2019, the Company achieved a ROIC of -18.4%, with participants earning a 0% payout level for this interim period (the “2019 Interim ROIC Cash Achievement Level”). The actual payout under the 2018-2019 ROIC cash awards was then determined by averaging the 2018 Interim ROIC Cash Achievement Level and the 2019 Interim ROIC Cash Achievement Level. For clarity, no payouts were made during any interim period. As a result, our participating NEO earned the following cash ROIC award for the 2018-2019 performance period (outlined in the chart below):

Name	Target 2018-2019 ROIC Amount	Actual Award Earned (%)	Award Amount Earned
Jay Goldbaum	65,333	0.0%	0

Bonus Compensation
On September 19, 2019, the Company completed the successful sale of the Company’s APAC business segment. Effective upon completion of the sale, the Compensation Committee approved discretionary cash bonuses for certain of the NEOs in the following amounts: Mr. Bizon, $840,752 (paid pursuant to his separation agreement); Mr. Goldbaum, $420,376; Mr. Meyer, $73,566; and Mr. Pierson, $420,376. These bonuses were paid in recognition of the successful completion of, and the valuable contributions provided by each of the officers above and beyond normal time and effort to help achieve, the sale of APAC.
Perquisites and Certain All Other Compensation Amounts
The following NEOs were participants in the Company’s Flexible Cash Allowance Policy, pursuant to which Mr. Gohl was entitled to a $50,000 annual allowance paid monthly and received $12,500 in 2019, Mr. Bizon was entitled to a $5,000 annual allowance paid quarterly and received $3,750 in 2019, and Mr. Goldbaum was entitled to and received a $25,000 annual allowance paid quarterly in cash. The Company’s Flexible Cash Allowance Policy is in lieu of other Company provided perquisites, including supplemental universal life insurance, private club membership, and other benefits.
Mr. Bizon received the following employment-related payments for 2019: (1) housing benefits of $61,360; (2) a company car benefit of $17,956; (3) tax assistance of $228,238; and (4) a tax preparation benefit of $1,000.
The Company provides a supplemental long-term disability insurance program for certain officers, including the NEOs. This supplemental insurance program, the premiums for which are paid by the Company, provides additional protection for the NEOs above the Company’s broad-based disability insurance plan. In addition, the Company continues to make an executive physical program available to its NEOs, which program allows participating officers to receive up to $3,500 annually in preventative health services. This benefit was not used by any of the NEOs in 2019.
As part of his severance, Mr. Bizon received company assistance related to his relocation from the United States to Australia, in the form of a moving allowance of $50,000.
No Employment Agreements
During 2019, the Company was not a party to any employment contracts with our NEOs.
Stock Ownership Guidelines
The continuing NEOs are subject to stock ownership guidelines. Under the guidelines, each covered executive is required to hold a number of shares of the Company’s common stock having a market value equal to or greater than a specified multiple of such executive’s base salary, as set forth below:

Name	Multiple
Terrence G. Gohl	5x
Jay Goldbaum	3x
Matthew J. Meyer	3x

Shares owned (or beneficially owned) by the executive, including shares acquired upon the exercise of stock options or acquired through any Company equity incentive plans, time-vesting restricted stock or restricted stock units, whether vested or not, and vested, in the money stock options are counted towards satisfaction of the guidelines. Unvested or “underwater” stock options, unvested performance-based restricted stock or other similar awards will not be counted towards satisfaction of the guidelines.

Due to separation from service, Messrs. Bizon, Pierson and Steele no longer have stock ownership guidelines. Messrs. Gohl, Goldbaum, and Meyer have until September 22, 2024, July 1, 2020 and December 12, 2024, respectively, to meet these ownership guidelines.

New executives to whom the stock ownership guidelines are applicable will have five years from the time they are named to a qualifying position to meet the stock ownership guidelines. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines. Prior to meeting the stock ownership guidelines, an executive must hold at least 50% of the shares acquired by the executive on (1) vesting of restricted stock, (2) exercise of a stock option, (3) exercise of a stock appreciation right, (4) payout of restricted stock units in shares, and (5) payout (in shares) of any other equity award. However, such holding requirement will be reduced by (1) any shares retained by the Company to satisfy any portion of tax withholding requirements attributable to such vesting, payout, or exercise events, (2) any shares of common stock tendered by the executive to pay any portion of the exercise price of a stock option, and (3) if any portion of the taxes due in connection with such events or the exercise price of options is satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of common stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the common stock on the vesting or exercise date, as applicable.
If an executive does not meet the applicable guidelines, the Compensation Committee will consider this fact when determining the grant of future equity awards to such executive, and may require all stock attained through Company grants of equity be retained until the guidelines are satisfied, or take any other action the Compensation Committee deems appropriate.
Restrictions on Hedging and Pledging of Our Securities
The Company’s anti-hedging policy prohibits our directors, and certain executives, including the NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts or calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from holding Company securities in margin accounts. Under the policy, directors and covered executives may pledge shares of Company common stock on a limited basis, provided that, among other things, (a) any pledge is approved in writing in advance by our Chief Executive Officer and General Counsel (or by the Governance Committee in the case of a pledge by our Chief Executive Officer or General Counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Company common stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in Company common stock for the preceding thirty (30) trading days.
Compensation Recovery
The Company maintains a clawback policy that allows the Board to require reimbursement of any STI or LTI award from certain officers, including the NEOs (or others as determined by the Board) where:  (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC or negatively adjusted in a manner that impacts a performance measure upon which the STI or LTI award was based; (2) the Board determines the covered person engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement or negative adjustment; and (3) a lower payment or award would have been made to the covered person as determined by the Board based upon the restated or negatively adjusted financial results. In each such instance, the Company may, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s STI or LTI payout for the relevant period exceeded the lower payout that would have been made based on the restated or negatively adjusted financial results.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2019:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Terrence Gohl	9/23/2019(11)	—	—	—	—	—	—	100,000	349,000
Carl Bizon (2)	3/19/2019 (5)	—	—	—	—	—	—	19,444	67,860
	6/6/2019 (5)	—	—	—	—	—	—	11,648	40,652
Jay Goldbaum	8/15/2015	3,194	—	11.02	8/15/2025	—	—	—	—
	10/7/2015	491	—	9.20	10/7/2025	—	—	—	—
	3/1/2016 (6)	5,598	—	10.08	3/1/2026	—	—	—	—
	3/1/2017 (7)	—	—	—	—	1,140	3,978	—	—
	3/1/2017(3)	—	—	—	—	—	—	2,279	7,954
	3/1/2018(9)	—	—	—	—	5,947	20,755	—	—
	3/1/2018(4)	—	—	—	—	—	—	7,929	27,672
	3/19/2019(8)	—	—	—	—	32,667	114,008	—	—
	3/19/2019(5)	—	—	—	—	—	—	32,667	114,008
	6/6/2019(8)	—	—	—	—	15,015	52,402	—	—
	6/6/2019(5)	—	—	—	—	—	—	15,015	52,402
	9/19/2019(10)	—	—	—	—	104,312	364,049	—	—
Matthew Meyer	3/19/2019 (8)	—	—	—	—	7,000	24,430	—	—
	3/19/2019 (5)	—	—	—	—	—	—	7,000	24,430
	9/19/2019 (10)	—	—	—	—	18,255	63,710	—	—
Jamie Pierson	—	—	—	—	—	—	—	—	—
Barry Steele	—	—	—	—	—	—	—	—	—
_______________________________________

(1)	The market value is based on the Company’s stock price as of December 31, 2019 ($3.49) multiplied by the number of shares or units granted (for PSUs, at 100%).

(2)	Mr. Bizon’s RSU awards granted on March 1,2018, March 19, 2019, and June 6, 2019 were vested on a pro-rated basis per the severance agreement and were distributed on April 7, 2020.

(3)	PSU awards are designed to be earned based on the achievement of specific performance measures over a period that began on January 1, 2017 and ended on December 31, 2019.

(4)	PSU awards are designed to be earned based on the achievement of specific performance measures over a period that began on January 1, 2018 and ends on December 31, 2020.

(5)
PSU awards are designed to be earned on the achievement of specific performance measures over a period that began on January 1, 2019 and ends on December 31, 2021. For more information regarding these PSU awards, see “2019 Long-Term Incentive Program.”

(6)	Stock options for Mr. Goldbaum granted on March 1, 2016 fully vested and became exercisable on March 1, 2019.

(7)	The remaining portion of the March 1, 2017 RSU grant vests or vested in substantially equal installments on March 1, 2020 and March 1, 2021.

(8)	These RSU awards generally vest ratably on the first three anniversaries of the grant date.

(9)	These RSU awards generally vest ratably on the four anniversaries of the grant date.

(10)	These RSU awards generally vest on the first anniversary of the grant date.

(11)	PSU awards are designed to be earned on the achievement of specific performance measures over a period that began on September 23, 2019 and ends on September 23, 2022.
Benefits and Retirement Programs
Each NEO is eligible to participate in benefit plans available to substantially all the Company’s U.S. employees. These benefit plans include the Company’s retirement program (comprised of a 401(k) savings component and a Horizon Global contribution component) (the “Retirement Program”), and the Company’s medical, dental, vision, group life and accidental death and dismemberment insurance programs (the “Health Benefits Program”). The Retirement Program and the Health Benefits Program are designed to reward continued employment with the Company, and the Retirement Program is also designed to assist participants with financial preparation for retirement.
Under the Retirement Program, the Company makes matching contributions for each active participant in the 401(k)-savings component equal to 25% of the participant’s permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees, the Company may contribute an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Retirement Program, the Company contributes to each eligible employee’s plan account an amount determined as a percentage of such employee’s eligible compensation. The percentage is based on the employee’s age and for salaried employees and ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. Messrs. Gohl, Bizon, and Pierson were eligible for a contribution amount equal to 4.5% of their respective eligible compensation, Mr. Steele was eligible for a contribution amount equal to 4.0% of his respective eligible compensation, and Messrs. Goldbaum and Meyer were eligible for a contribution amount equal to 2.0% of their respective eligible compensation.
Executive Retirement Program
Each NEO is eligible for the Company’s executive retirement program, which provides retirement benefits in addition to those provided under the Retirement Program. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective July 1, 2015, the Company began funding a rabbi trust for its obligations under these programs. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Company’s Supplemental Executive Retirement Plan (“SERP”), the Company contributed to each NEO’s account at the end of each quarter with the amount determined as a fixed percentage of their eligible compensation. The contribution percentages were based on each participating NEO’s age on the date of the contribution. In accordance with the terms of the SERP, the Company’s contributions vest 100% after five years of eligible employment with the Company. The Company’s contributions immediately vest upon attainment of retirement age or death.
The Company’s Compensation Limit Restoration Plan (“CLRP”) provides each participating NEO benefits in the form of Company contributions which would have been payable under the quarterly contribution component of the Retirement Program, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under the CLRP. The Company’s contributions under the CLRP vary as a percent of eligible compensation based on the age of each of our NEOs.
The executive retirement program also includes an elective deferral compensation feature to supplement the existing executive retirement program. Subject to the terms of the Company’s executive retirement program, each NEO may elect to defer up to 25% of base pay and up to 100% of annual cash incentive awards. Contributions to the Company’s executive retirement program are invested at the direction of each NEO based on the investment options in the Company’s retirement program. Each NEO’s investment directive may be amended at any time.
Other Post-Employment Compensation
The Company maintains an Executive Severance/Change of Control Policy (“Severance Policy”). The Severance Policy covers each of our NEOs, with the Compensation Committee designating Mr. Gohl as a Tier I participant and Messrs. Goldbaum and Meyer as Tier II participants. Prior to his separation from Horizon Global, Mr. Bizon was a Tier I participant. Messrs. Steele and Pierson were each Tier II participants prior to their respective separations from Horizon Global. The Severance Policy provides that the Company will make severance payments to a participant upon the termination of such participant’s employment under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which will operate to reduce the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code. The Severance Policy was amended in November 2018 to (1) reduce the non-change-of-control severance period for Tier I participants from two years to 18 months, (2) reduce the change-of-control severance period for Tier I participants from three years to two years, and (3) reduce the change-of-control severance period for Tier II participants from two years to 18 months. Mr. Goldbaum’s severance protections were not modified by this amendment.
If the Company terminates the employment of an NEO for any reason other than cause, disability or death, or if any NEO terminates his employment with the Company for good reason, (in each case, a “qualifying termination”), the Company will provide such NEO with: (1) one year’s (1.5 years’ for Mr. Gohl) annual base salary; (2) the value of STI payments equal to one year’s (1.5 years’ for Mr. Gohl) payout at his target level in effect at the date of termination (generally paid in equal installments over one or 1.5 years, as applicable); (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of a pro-rata portion of equity awards granted under the Amended 2015 Plan through the termination date (for performance-based equity awards, based on actual performance); (6) executive level outplacement services for up to 12 months; and (7) continued medical benefits for up to 12 months (18 months for Mr. Gohl) following the termination date.
In the case of an NEO’s voluntary termination or termination for cause, the Company will pay the NEO’s accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, the value of any STI payment that has been declared but not paid). All other benefits will cease as of the termination date. If the employment of one of our NEOs is terminated due to death, the Company will pay the NEO’s accrued but unpaid base salary and the value of the NEO’s accrued but unpaid STI compensation as of the date of death, and such NEO will fully vest in his outstanding equity awards, including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for such NEO’s dependents for up to 36 months, all other benefits will cease as of the date of such NEO’s death. If one of our NEOs is terminated following disability, the Company will pay the NEO’s earned but unpaid base salary and the value of STI payments, and such NEO will fully vest in all his outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. In addition, such NEO will be eligible for disability benefits under the Company’s disability programs, including the supplemental executive long-term disability insurance program. All other benefits will cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of an NEO’s employment with the Company within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide such NEO with: (1) a payment equal to 1.5 years’ (2 years’ for Messrs. Gohl and Goldbaum) of his base salary rate in effect at the date of termination; (2) the value of 1.5 years’ (2 years’ for Messrs. Gohl and Goldbaum) STI payouts at his target level in effect at the date of termination; (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (7) executive level outplacement services for up to 12 months; and (8) continued medical benefits for up to 18 months (24 months for Messrs. Gohl and Goldbaum) following the termination date. Certain of such payments would be made in installments in certain circumstances if necessary to comply with Code Section 409A.
For purposes of the Severance Policy, “change-of-control” is generally deemed to have occurred upon the first of the following events:

1.
Any individual, entity or group acquires beneficial ownership of 35% or more of the voting power of the Company’s outstanding common stock, subject to certain exceptions, as further described in the Severance Policy;

2.
A majority of members of the Board are replaced by directors whose appointment or election is not approved by a majority of the Company’s directors, subject to certain exceptions, as described in the Severance Policy;

3.
The Company consummates a reorganization, merger or certain other substantial corporate transactions resulting in a substantial change in the Company’s ownership or leadership, subject to certain exceptions, as described in the Severance Policy; or

4.	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, subject to certain exceptions, as described in the Severance Policy.
In addition, the Severance Policy requires that, in return for these benefits, each NEO has to refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments such NEO would be entitled to receive or 24 months (if no severance payments are payable). The Severance Policy may be modified by the Compensation Committee at any time, provided that prior written consent is required of any NEO who is adversely impacted by the modification. Further, the Compensation Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected NEO.

Mr. Bizon became entitled to benefits and compensation under the Severance Policy in connection with his departure from the Company during 2019. Specifically, in addition to certain accrued benefits, Mr. Bizon was entitled to cash severance equaling $1,417,500, his earned cash bonus of $840,752 for the successful sale of the Company’s APAC business segment, health care coverage reimbursements of $6,752, and a moving allowance of $50,000. The unvested RSUs held by Mr. Bizon vested on a pro-rata basis upon termination (valued at $87,787). PSUs and ROIC cash awards held by Mr. Bizon at the time of termination remained eligible to vest on a pro-rata basis based on actual performance for the full performance period.
In connection with their departures from the Company, Messrs. Pierson and Steele did not receive any enhanced benefits or payments.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

Who is entitled to vote?
The Company’s Common Stock constitutes the voting stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 25,472,634 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

How do I vote?
Stockholders of Record. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card).
Beneficial Owners. If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares electronically at the Annual Meeting via live webcast, you must request and obtain a legal proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/HZN2020. To participate in the Annual Meeting, you will need the sixteen-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting.

How will my shares be voted?
Stockholders of Record. All shares represented by the proxies mailed to stockholders will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where no instructions are given, the shares will be voted: (1) for the election of the Boards’ nominees for eight directors; (2) for the approval of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan; and (3) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
Beneficial Owners. The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or other nominee.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The eight nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Approval of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to approve the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the proposal, unless specified otherwise.
Proposal 3 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Can I change my vote after I return my proxy card or voting instruction card?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the virtual Annual Meeting electronically, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The SEC Filings subsection under the Investor Relations section on the Company’s website, https://www.horizonglobal.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2020 proxy materials to the Company’s website at https://investors.horizonglobal.com/2020proxystatement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices at Horizon Global Corporation, Attention: General Counsel, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170 or by email to generalcounsel@horizonglobal.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

How and when may I submit a stockholder proposal or director nomination for the 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”)?
For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2021 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than January 18, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170 or by fax to (248) 480-4175.
For a stockholder proposal or director nomination that is intended to be considered at the 2021 Annual Meeting, but not included in the Company’s proxy statement, the stockholder must give timely notice to the Corporate Secretary not earlier than February 19, 2021 and not later than the close of business on March 21, 2021. Any stockholder proposal must set forth, among other matters (1) a brief description of the business desired to be brought before the 2021 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any additional information that is required to be provided by the stockholder pursuant to the Company’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

Additional Information About the Virtual Annual Meeting
To participate in the Annual Meeting, you will need the sixteen-digit control number included on your proxy card or your voting instruction form. We encourage you to access the Annual Meeting prior to commencement of the meeting, and online access will begin at 1:45 p.m. Eastern Time.
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plug-ins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting, which will start promptly at 2:00 p.m. Eastern Time.
Questions
Stockholders may submit appropriate questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/HZN2020, typing your question into the “Ask a Question” field, and clicking “Submit.” Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints.
Technical Difficulties
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/HZN2020 beginning at 1:45 p.m. Eastern Time on June 19, 2020 through the conclusion of the Annual Meeting.

Appendix A

Horizon Global Corporation
2020 Equity and Incentive Compensation Plan

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for performance and/or service.
2.Definitions. As used in this Plan:
(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(h)“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(i)“Company” means Horizon Global Corporation, a Delaware corporation, and its successors.
(j)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)“Director” means a member of the Board.
(l)“Effective Date” means the date this Plan is approved by the Shareholders.
(m)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(p)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee, and may be based on one or more, or a combination, of the following metrics or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by weight or volume);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic

Appendix A

business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(q)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(r)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(s)“Option Price” means the purchase price payable on exercise of an Option Right.
(t)“Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.
(u)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(v)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(x)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(y)“Plan” means this Horizon Global Corporation 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(z)“Predecessor Plan” means the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan, including as amended or amended and restated from time to time.
(aa)“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(bb)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.
(cc)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(dd)“Shareholder” means an individual or entity that owns one or more Common Shares.
(ee)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ff)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(gg)“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under this Plan.
(a)Maximum Shares Available Under this Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance

Appendix A

Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 3,800,752 Common Shares, plus (y) the total number of Common Shares remaining available for awards under the Predecessor Plan as of the Effective Date, plus (z) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)
Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)
If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)
Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards (other than as described in clause (C)) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights or Appreciation Rights (or options or stock appreciation rights granted under the Predecessor Plan) will be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan (provided, however, that such recycling of Common Shares for tax withholding purposes will be limited to 10 years from the date of Shareholder approval of the Plan if such recycling involves Common Shares that have actually been issued by the Company); (D) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (E) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)
If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 3,800,752 Common Shares.
(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000. The independent members of the Board may make exceptions to this limit up to an additional $200,000 for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(e)Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

Appendix A

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.
(e)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h)No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)
Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Also, regarding Appreciation Rights:

(i)
Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)
No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

Appendix A

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).
(e)Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Stock.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g)Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.
(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.
(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

Appendix A

(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Shares, based upon the earning and vesting of such awards.
(e)Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
10.Administration of this Plan.
(a)This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and

Appendix A

in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;
(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)approval by the Shareholders of a complete liquidation or dissolution of the Company.
13.Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Appendix A

14.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.
15.Transferability.
(a)Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective

Appendix A

control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.
(c)If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

Appendix A

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22.Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

HORIZON GLOBAL CORPORATION
47912 HALYARD DRIVE, SUITE 100
PLYMOUTH, MI 48170
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/HZN2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED IN PROPOSALS 1; and FOR PROPOSAL 2 and 3:

		For	Withhold	For All
		All	All	Except
1.	Election of Directors	☐	☐	☐
Nominees:

01	Terrence G. Gohl
02	Frederick A. “Fritz” Henderson
03	John C. Kennedy
04	Ryan L. Langdon
05	Brett N. Milgim
06	Debra S. Oler
07	Mark D. Weber
08	Harry J. Wilson

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
_________________________________________________________
To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Approval of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof. This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR all nominees listed in proposal 1, and FOR proposals 2, and 3. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting, or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

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	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Please Sign Within the Box)	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2020

THE NOTICE & PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

The Proxy Statement and 2019 Annual Report of Horizon Global Corporation are also available at:
https://investors.horizonglobal.com/2020proxystatement and
https://investors.horizonglobal.com/2019annualreport

HORIZON GLOBAL CORPORATION
Annual Meeting of Stockholders
To be held on June 19, 2020 2:00 P.M. Eastern Time
And any adjournments or postponements thereof

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORIZON GLOBAL CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all nominees listed in proposal 1, and FOR proposals 2 and 3.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Horizon Global Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated within this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side.)
Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy card.

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NOTICE
PROXY SUMMARY
PROPOSAL 1 - ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
PROPOSAL 2 - 2020 EICP
PROPOSAL 3 - RATIFICATION OF AUDITOR
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION
FAQ - ABOUT THE MEETING
APPENDIX A - 2020 EICP
PROXY CARD

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